UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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P. H. GLATFELTER COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P. H. GLATFELTER COMPANY NOTICE OF ANNUAL MEETING OF SHAREHOLDERS Thursday, May 7, 2015 at 9:00 a.m. York County Heritage Trust, Historical Society Museum, 250 East Market Street, York, PA 17403

The 2015 Annual Meeting of the Shareholders (“Annual Meeting”) of P. H. Glatfelter Company (the “Company”), a Pennsylvania corporation, will be held on Thursday, May 7, 2015 at 9:00 a.m., to consider and act upon the following items:

•	the election of nine members of the Board of Directors to serve until our next Annual Meeting and until their successors are elected and qualified;

•	a proposal to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015;

•	approval of the Company’s Amended and Restated Management Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code;

•	advisory approval of the Company’s executive compensation and pay practices; and

•	such other business as may properly come before the Meeting.

Only holders of record of the Company’s common stock at the close of business on March 13, 2015 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Whether you plan to attend the Annual Meeting or not, please vote your proxy by telephone at 1-800-652-VOTE (8683), online at http://www.investorvote.com/GLT or by completing and signing the enclosed proxy card and returning it promptly in the enclosed envelope (requiring no postage if mailed in the United States). If you choose, you may still vote in person at the Annual Meeting, even if you previously voted by telephone, internet or mail.

Kent K. Matsumoto

Secretary

April 2, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 2015.

P. H. Glatfelter Company’s proxy statement for the 2015 Annual Meeting of Shareholders and 2014 Annual Report are available via the Internet at

www.glatfelter.com/about_us/investor_relations/sec_filings.aspx

FREQUENTLY ASKED QUESTIONS

When and where is the Annual Meeting?

The 2015 Annual Meeting of Shareholders will be held on Thursday, May 7, 2015, at 9:00 a.m., at the York County Heritage Trust, Historical Society Museum, 250 East Market Street, York, PA 17403.

Who may attend the meeting and what else is required for admittance?

Only shareholders of the Company’s common stock on the Record Date may attend the Annual Meeting, and those shareholders attending in person must present an admission ticket or other proof of stock ownership to be admitted to the Annual Meeting. For example, a shareholder may present an account statement or a letter from his/her bank or broker confirming that the shareholder owned Company common stock on the Record Date.

•	For registered shareholders of the Company, an admission ticket is attached to their proxy card. Registered shareholders planning to attend the Annual Meeting are requested to vote in advance of the Annual Meeting by telephone, internet or mail by completing and mailing in their proxy card, retaining the admission ticket and presenting the ticket at the Annual Meeting if they plan to attend.

•	Shareholders whose shares are registered in the name of a bank, broker or other institution are referred to as “beneficial owners” of Company stock. Beneficial owners should have received voting instructions or a proxy card from their broker or agent rather than from the Company and should follow the voting instructions provided by their broker or agent to ensure that their votes are counted.

What is the difference between a registered shareholder and a beneficial owner?

If your shares are registered in your name in the records of our transfer agent, Computershare, you are a “registered shareholder,” also sometimes called a shareholder (or stockholder) of record. If you are a registered shareholder, we sent this Notice directly to you.

If your shares are held in the name of your broker or bank, your shares are held in “street name” and you are considered the “beneficial owner.” This Notice has been forwarded to you by your broker, bank or other holder of record, who is considered the shareholder of record for those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by following the voting instructions included in the mailing.

Why did I receive these materials?

You are receiving these materials because, as a shareholder, the Board of Directors is soliciting your vote on matters to be considered at the 2015 Annual Meeting. Please read this proxy statement and vote your shares by mailing the attached proxy card, voting online, by telephone or in person at the Annual Meeting. The Board has appointed directors J. Robert Hall and Lee C. Stewart, or either of them (the “Proxy Holders”) with power of substitution, to vote all properly executed proxies received from shareholders entitled to vote at the Annual Meeting or at any adjournment of the Annual Meeting.

Who is entitled to vote?

Shareholders of record as of the close of business on March 13, 2015, the record date, may vote at the Annual Meeting. At the close of business on March 13, 2015, there were 43,187,297 shares of the Company’s common stock issued and outstanding and eligible to vote at the Annual Meeting.

How do I vote?

If you are a registered shareholder. If you hold your shares in your own name as a holder of record, you may vote in person at the Annual Meeting or instruct the proxy holders named in the enclosed proxy card how to vote your shares. You may vote your proxy by telephone at 1-800-652-VOTE (8683), online at http://www.investorvote.com/GLT or by completing and signing the enclosed proxy card and returning it promptly in the enclosed envelope (requiring no postage if mailed in the United States). Please make certain you mark, sign and date your proxy card prior to mailing. All valid proxies received and not revoked prior to the Annual Meeting will be voted in accordance with your instructions.

If you are a beneficial owner. If your shares are held by a brokerage firm, bank or other nominee (i.e., in “street name”), you should receive directions from your bank or broker that you must follow in order to have your shares voted.

Will my shares be voted if I do not sign and return my proxy card?

If a shareholder of record signs and returns the accompanying proxy card, but does not make any selections, the Board’s appointed Proxy Holders will have discretion to vote the shareholder’s shares on behalf of the shareholder at the Annual Meeting as recommended by the Board.

If a beneficial owner of shares does not provide the bank or broker holding such shares with specific voting instructions, under the rules of various national and regional securities exchanges, the shareholder’s bank or broker may generally vote on routine matters but cannot vote on non-routine matters. Proposal 1 (election of directors), Proposal 3 (adoption of amendments to Management Incentive Plan) and Proposal 4 (advisory vote on executive compensation) are non-routine matters. The Company believes Proposal 2 (ratification of auditors) is routine.

If a shareholder’s bank or broker does not receive the shareholder’s instructions how to vote the shareholder’s shares on a non-routine matter, the shareholder’s bank or broker will inform the Company it does not have the beneficial owner’s authority to vote on the non-routine matter. We encourage beneficial shareholders to provide voting instructions to the bank, broker or agent holding their shares by carefully following the instructions in the notice provided by the shareholder’s bank, broker or agent.

How do I change my vote or revoke my proxy, if I wish to do so?

Shareholders of record can revoke their proxy at any time before their shares are voted if they (1) deliver a written revocation of their proxy to the Company’s Secretary; (2) submit a later-dated proxy (or voting instruction form if they hold their shares in street name); or (3) vote in person at the Annual Meeting. Shareholders who are beneficial owners should follow the instructions provided by their respective broker or bank to change their vote.

What is the required quorum to hold this Annual Meeting?

As of March 13, 2015, 43,187,297 shares of the Company’s common stock were outstanding and entitled to vote. The presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of such matter. Abstentions or broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker or bank holding shares for a beneficial owner does not vote on a particular matter because the broker or bank does not have discretionary voting authority to vote on the proposal, and the beneficial owner has not provided voting instructions.

May shareholders ask questions at the Annual Meeting?

Yes. After the formal business of the meeting has concluded and adjourned, the chairman of the meeting will answer questions from shareholders during the designated question and answer period of the meeting. To provide an opportunity for everyone wishing to ask a question, shareholders will be limited to three (3) minutes each to present their question. When speaking, shareholders must direct questions to the chairman and confine their questions to matters relating directly to the business of the meeting. Shareholders will not be permitted to make statements.

Who pays for the proxy solicitation related to the Annual Meeting?

The Company pays the cost of preparing, printing, assembling and mailing this proxy statement and other proxy solicitation materials. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the proxy statement and other proxy soliciting materials to beneficial owners. In addition to the solicitation of proxies by mail, some of our directors, officers, other employees and agents may solicit proxies personally, by telephone and by other means. The officers and directors who may solicit proxies personally receive no special compensation for any solicitation activities.

What proposals will be acted upon at the meeting, and what number of votes is needed for the proposals to be adopted?

Proposal		Vote Required	Broker Discretionary Voting Allowed?
1	Election of Directors	Majority of Votes Cast	No
2	Ratification of Deloitte as Independent Registered Public Accounting Firm	Majority of Votes Entitled to be Cast	Yes
3	Approval of Amended and Restated Management Incentive Plan	Majority of Votes Entitled to be Cast	No
4	Advisory Vote on Executive Compensation	Majority of Votes Entitled to be Cast	No

Election of Directors. The nine nominees for election as directors must be elected by a majority of votes cast, as this is an uncontested election. Thus, the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” the nominee. In contested elections, directors would be elected by a plurality of votes cast. Our by-laws provide that each person nominated for election must submit an irrevocable resignation in advance. The resignation will be effective if the nominee does not receive a majority of votes cast and, if the nominee is an incumbent director, the Board of Directors will accept the resignation.

Ratification of Independent Registered Public Accounting Firm. A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “For” the ratification of Deloitte & Touche LLP as the Company’s independent public accounting firm for the proposal to be adopted.

Advisory Vote on Executive Compensation. This proposal gives you, as a shareholder, the opportunity to endorse, not endorse or take no position on our compensation program for the Named Executive Officers (“NEOs”). A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “For” the proposal to approve the executive compensation for the proposal to be adopted. While the Board of Directors intends to carefully consider the shareholder vote on this proposal, this vote is not binding on the Company and is advisory in nature.

What are the Board of Director’s recommendations for voting on these proposals?

The Board recommends a vote:

•	FOR the election of the nine nominees for Director;

•	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm;

•	FOR approval of the Amended and Restated Management Incentive Plan; and

•	FOR approval of the Company’s compensation policies and practices, and current executive compensation as discussed in this proxy statement.

What are my options for voting on these proposals?

A shareholder is entitled to one vote per share of stock owned on the record date, on each item of business presented at the Annual Meeting, except each shareholder has cumulative voting rights for electing Directors. Cumulative voting means a shareholder is entitled to as many votes in electing Directors as is equal to the number of shares of common stock owned by the shareholder on the record date, multiplied by the number of Directors to be elected. Accordingly, for the election of nine Directors, a shareholder may either cast that total number of votes “For” or “Withhold” all of those votes from a single nominee. The shareholder may also distribute or withhold the total number of votes among the nine nominees as the shareholder determines, up to the number of shares of common stock owned by the shareholder on the record date, multiplied by nine.

For the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, a shareholder may either vote “For” or “Against” the proposal or “Abstain” from voting.

For the proposal to approve the Amended and Restated Management Incentive Plan, a shareholder may vote “For” or “Against” the proposal or “Abstain” from voting.

For the advisory vote on executive compensation, commonly known as a “say-on-pay” vote, a shareholder may either vote “For” or “Against” the proposal or “Abstain” from voting.

Aside from these proposals, will any other business be acted upon at the meeting?

No. The Company’s by-laws required shareholders to submit to the Company, by November 28, 2014, notice of all Director nominations and shareholder proposals to be considered at the 2015 Annual Meeting, regardless of whether shareholders sought inclusion of their nomination or proposal in this proxy statement or intended to solicit proxies on their own. Because the Company did not receive any such notice of nominations or proposals, no other Director nominations, shareholder proposals or other matters will be considered at the 2015 Annual Meeting.

How may a shareholder present a proposal for next year’s Annual Meeting?

A shareholder wishing to present a proposal at the 2016 Annual Meeting must submit it to the Company’s Secretary prior to the preparation of the 2016 proxy statement, and the Company’s by-laws prescribe the procedures a shareholder must follow. To present a proposal for consideration at the 2016 Annual Meeting, and to include a matter in the proxy statement for that meeting, a notice including all of the information required by the Company’s by-laws must be submitted in writing to the Company’s Secretary and delivered to, or mailed and received by, the Company no later than the close of business on December 7, 2015, regardless of delivery method.

How may a shareholder nominate a candidate to sit on the Board of Directors?

A shareholder may recommend nominees for consideration by the Board’s Nominating and Corporate Governance Committee for nomination for election to the Board. Shareholder recommendations for Director nominees will receive the same consideration by the Committee that all other Director nominee recommendations receive. If a shareholder wishes to recommend a nominee for Director, the shareholder must submit such recommendation in writing, together with any supporting materials deemed appropriate, to the Company’s Secretary. Such recommendation must be made in accordance with the procedures described herein and in the Company’s by-laws. To nominate a candidate for Director at the 2016 Annual Meeting, notice of the nomination must be in writing and delivered to, or mailed and received by, the Company no later than the close of business on December 7, 2015.

What must be included in the notice to submit a shareholder proposal or to nominate a Director candidate?

Requirements for the notice are as follows:

•	A proposal submitted by a shareholder must include a description of the business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest the shareholder has in the business.

•	A nomination for election to the Board must include information regarding the nominee(name, address, occupation, number of shares held and a representation by both shareholder and nominee that there are no undisclosed voting arrangements).

•	The notice must include:

–	the shareholder’s name and address, a description of the shares held and a description of any arrangement or agreement with other shareholders or the nominee with respect to the nomination;

–	a representation that the shareholder will attend the 2016 Annual Meeting, in person or by proxy, and will submit the proposal or make the nomination;

–	a description of any hedging arrangements for Company stock into which the shareholder has entered; and

–	a statement whether the shareholder intends to solicit, or participate in the solicitation of, proxies for the proposal or nomination.

This is a general description of the notice required to submit a proposal or nomination for consideration at the 2016 Annual Meeting. The Company’s by-laws contain a complete description of the notice requirements for shareholder proposals. Copies of the Company’s by-laws may be obtained from the Company’s website at www.glatfelter.com/about_us/corporate_governance/bylaws.aspx or at no charge from the Secretary. The proposal and notice must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How may a shareholder communicate with the Company’s Board or the non-management Directors of the Company?

A shareholder may address written correspondence to the Board or any individual Director (whether management or non-management), c/o Company Secretary, P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401-1434. The Company’s Board has approved a process whereby the Secretary of the Company will receive, review and, as appropriate, forward any communications addressed to the Board or a Director to the Chair of the committee responsible for the matter addressed in the communication. All communications regarding accounting, internal controls or auditing matters will be forwarded to the Chair of the Audit Committee. Alternatively, the Board has established a method for interested parties to communicate directly with the entire Board or any non-management Director by calling the Company’s toll-free Helpline at 800-346-1676.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, the Company’s shareholders will vote to fill nine Director positions, each for one-year terms expiring on the date of the Company’s 2016 Annual Meeting of Shareholders and until their respective successors are elected and qualified. The Board recommends that shareholders vote “For” each of the following Director nominees: Bruce Brown, Kathleen A. Dahlberg, Nicholas DeBenedictis, Kevin M. Fogarty, J. Robert Hall, Richard C. Ill, Ronald J. Naples, Dante C. Parrini and Lee C. Stewart, each of whom is currently serving as a Director of the Company, for a one-year term expiring at the 2016 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Mr. Richard L. Smoot, having reached the mandatory retirement age set forth in the Company’s by-laws, will not be standing for re-election. All nominees have consented to serve if elected to the Board.

If at the time of the Annual Meeting a Director nominee is unable to serve, an event the Board does not anticipate, the Proxy Holders will vote for a substitute nominee as may be designated by the Board unless the Board reduces the number of Directors accordingly.

The following table highlights Director nominee information obtained in part from the respective nominees and in part from Company records.

Name	Age	Director Since	Occupation	Other Public Boards	Committee Memberships
					Audit		Comp		Fin		Nom & Gov
Bruce Brown*	56	2014	Chief Technology Officer, Procter & Gamble, Retired	1	✓						✓
Kathleen A. Dahlberg*	62	2001	CEO – G.G.I., Inc.	-	✓		✓
Nicholas DeBenedictis*	69	1995	Chairman, CEO, President, Aqua America	2			✓		✓	C
Kevin M. Fogarty*	49	2012	President, CEO, Kraton Performance Polymers, Inc.	1					✓		✓
J. Robert Hall*	62	2002	Managing Director, Centerview Capital	-			✓				✓	C
Richard C. Ill*	71	2004	Chairman,Triumph Group, Inc.	3	✓	C			✓
Ronald J. Naples*	69	2000	Chairman Emeritus, Quaker Chemical Corp.	1	✓						✓
Dante C. Parrini	50	2010	Chairman, CEO, P. H. Glatfelter Co.	1					✓
Lee C. Stewart*	66	2002	Private Financial Consultant	2			✓	C	✓
* indicates Director is independent C indicates Committee Chair

Additional Information about Director Nominees

Bruce Brown

Mr. Brown retired in 2014 from his position as the Chief Technology Officer of Procter & Gamble, Inc. (“P&G”). With 34 years of experience at P&G, Mr. Brown’s responsibilities included leadership for P&G’s Innovation and Technology Program and Global Research & Development. Globally recognized as an innovation thought leader, Mr. Brown also serves on the Board of Directors for Nokia in Finland; the Government of Singapore’s Agency for Science, Technology and Research; and the Board of Trustees at Xavier University.

Specific qualifications and experience of particular relevance to the Company:

Mr. Brown is a proven leader in innovation, global expansion and organizational leadership development; and has familiarity with a number of the Company’s specific products and materials. He brings over three decades of business-building experience to our Board and has three years of experience as a Director of a public company.

Kathleen A. Dahlberg

Ms. Dahlberg has since 2006 been the Chief Executive Officer of G.G.I., Inc. (formerly known as 2Unify LLC), a private company specializing in strategic consulting for companies in various industries and sectors. She served as a Director of Theragenics Corporation from May 2008 to November 2013. Ms. Dahlberg has held Vice President positions with BP Amoco, Viacom International, McDonald’s Corporation, Grand Metropolitan PLC and American Broadcasting.

Specific qualifications and experience of particular relevance to the Company:

Ms. Dahlberg has significant experience in emerging technologies, acquisitions and divestitures, manufacturing, consumer goods, professional services, international operations, strategic planning, operations and risk management and corporate governance. She has more than 14 years of experience as a Director of public companies.

Nicholas DeBenedictis

Mr. DeBenedictis has been the Chairman, Chief Executive Officer and President of Aqua America, Inc., a publicly traded water company, since May 1992. He has also served as a Director of Exelon Corporation since 2003. Prior to joining Aqua America, Mr. DeBenedictis was Senior Vice President of Corporate and Public Affairs for PECO Energy, a $4 billion nuclear utility, responsible for government relations, overseeing development of economic and environmental policies and implementation of the utility’s public policy positions. Mr. DeBenedictis was President of the Greater Philadelphia Chamber of Commerce from 1986 to 1989. He also served in two Pennsylvania government cabinet positions: Secretary of the Department of Environmental Resources and Director of the Office of Economic Development, and has held senior-level positions with the U.S. Environmental Protection Agency.

Specific qualifications and experience of particular relevance to the Company:

Mr. DeBenedictis has significant experience with government and public policy, regulated industries, public-company finance and financial reporting, as well as strategic planning, operations and risk management and corporate governance. He has more than 20 of years experience as a Director of public companies.

Kevin M. Fogarty

Mr. Fogarty has been the President and Chief Executive Officer of Kraton Performance Polymers, Inc., since 2008. He is also a Director of both the company and its principal operating subsidiary, Kraton Polymers LLC, a leading global producer of engineered polymers and styrenic block copolymers. Mr. Fogarty served as Executive Vice President of Global Sales and Marketing at Kraton from 2005 to 2008. Prior to joining Kraton, Mr. Fogarty spent 14 years with the Koch Industries, Inc., family of companies, where he held a variety of roles, including President for Polymer and Resins at Invista and President of KoSa’s Polymer and Intermediaries business.

Specific qualifications and experience of particular relevance to the Company:

Mr. Fogarty has significant experience with manufacturing, international operations, strategic partnerships, public-company accounting and financial reporting and new product development, as well as strategic planning, operations and risk management and corporate governance. He has more than four years of experience as a Director of public companies.

J. Robert Hall

Mr. Hall has been a Managing Director of Centerview Capital, an operationally oriented private equity firm focused on the U.S. consumer middle market, since January 2014. Previously he was the Chief Executive Officer of Ardale Enterprises LLC, a private company specializing in acquisition-related activities in the food, beverage and consumer products industry, and in this role was a Senior Advisor to Centerview Capital since 2009. Prior to forming Ardale, Mr. Hall spent over 20 years in the food and consumer goods industry, holding various positions with Nabisco, Kraft and Nestle. While at Nabisco, he was President of Nabisco’s Specialty Products Company in the United States and President of Christie Brown & Company, Ltd., the maker of Nabisco cookies and crackers in Canada. Mr. Hall has also been President of Lenox Brands, Chairman of Wise Foods and has served on the board of Ault Foods Ltd., a $1.3 billion dairy products company in Canada.

Specific qualifications and experience of particular relevance to the Company:

Mr. Hall has significant experience in general management, financial services, consumer goods, manufacturing, marketing, sales, new product development, strategic planning, M&A and corporate governance. Mr. Hall has more than 15 years of experience as a Director of public companies.

Richard C. Ill

Mr. Ill has been the Chairman of the Board of Triumph Group, Inc., a publicly held, international aviation services company, since 2012. Mr. Ill served as the Chairman and Chief Executive Officer of Triumph Group from 2009 to 2012 and as its President and Chief Executive Officer from 1993 to 2009. Mr. Ill previously held a variety of senior executive positions with Alco Standard Corporation before he founded what is now Triumph Group. He has over 45 years of public company experience in management, manufacturing and operations. Mr. Ill was appointed a Director of Mohawk Industries, Inc., in May 2011 and was re-elected to the board of Airgas, Inc., in November 2013. He previously served as a Director of Airgas from July 2004 through September 2010.

Specific qualifications and experience of particular relevance to the Company:

Mr. Ill has significant experience with general management, acquisitions and strategic partnerships, manufacturing, professional services, international operations, research and development and regulated industries, strategic planning, operations and risk management and corporate governance. He has 20 years of experience as a Director of public companies.

Ronald J. Naples

Mr. Naples served as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania, having been appointed to that position by the Governor of Pennsylvania, from April 2009 until February 2011. From 1997 until May 2009, Mr. Naples was the Chairman of Quaker Chemical Corporation, a publicly held, specialty chemical company serving the metalworking and manufacturing industries worldwide, and he served as Quaker’s Chief Executive Officer from 1995 to 2008. Mr. Naples previously was Chairman and Chief Executive of Hunt Manufacturing Company, a publicly held company, from 1981 to 1995. He is a former White House Fellow and served in the Ford Administration as Assistant to the Counselor to the President for Economic Affairs and as a Special Assistant to the head of the Federal Energy Administration. Mr. Naples currently serves as a Director of Glenmede Trust Company, the Philadelphia Contributionship and Penn National Gaming, and is a former Chairman of the Federal Reserve Bank of Philadelphia.

Specific qualifications and experience of particular relevance to the Company:

Mr. Naples has significant experience with government and public policy, professional services, manufacturing, international operations, public-company finance and financial reporting, strategic planning, operations and risk management and corporate governance. Mr. Naples has over 30 years of experience as a Director of public companies.

Dante C. Parrini

Mr. Parrini is currently the Chairman, President and Chief Executive Officer of P. H. Glatfelter Company. He has been President and Chief Executive since January 2011 and Chairman of the Board since May 2011. Mr. Parrini previously served as Glatfelter’s Executive Vice President and Chief Operating Officer from 2005 until 2010. From 2003 to 2005, he was Senior Vice President and General Manager of the Company. Mr. Parrini joined Glatfelter in 1997 and, prior to 2003, held various executive positions responsible for the Company’s operations, sales and marketing. He has served on the board of H. B. Fuller Company since 2012.

Specific qualifications and experience of particular relevance to the Company:

Mr. Parrini has significant experience leading worldwide operations, including international and domestic sales, marketing, research and development, global supply chain, information technology and corporate program management, overseeing legal and human resource functions and leading strategy development. His more than 21 years of executive experience include five years as a public company Director.

Lee C. Stewart

Mr. Stewart is a private financial consultant with over 25 years experience as an investment banker. He was a Vice President at Union Carbide Corporation from 1996 to 2001, responsible for various treasury and finance functions, and from 2001 to 2002 was CFO of Foamex International, Inc. Mr. Stewart is a director of AEP Industries, Inc., a NASDAQ-listed chemical company, and a director of ITC Holdings Corp. a NYSE-listed electricity transmission company. Mr. Stewart served as a director of Marsulex, Inc., a chemical company listed on the Toronto Stock Exchange, from 2000 until its sale in 2011. In May of 2013, Mr. Stewart was appointed to the Board of Momentive Performance Materials Inc., a specialty chemical company in silicone and advanced materials. In April of 2014, Momentive Performance Materials filed a voluntary bankruptcy petition from which it successfully emerged in October of 2014, at which time Mr. Stewart stepped down from the board.

Specific qualifications and experience of particular relevance to the Company:

Mr. Stewart has significant experience with professional services, financial services, finance and banking, public-company accounting and financial reporting, strategic planning, operations and risk management and corporate governance. He has over 19 years of experience as a Director, having first served on the board of a public company in 1996.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year 2015, subject to ratification by the Company’s shareholders. Deloitte audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2014.

A Deloitte representative is expected to attend the Annual Meeting and will be available to respond to appropriate shareholder questions.

What did the Company pay its independent registered public accounting firm in 2014 and 2013?

For the years ended December 31, 2014, and December 31, 2013, the aggregate fees billed by Deloitte and paid by the Company to Deloitte were as follows:

	2014	2013

Audit Fees (1)	$3,171,603	$2,932,092
Audit Related Fees (2)	68,018	15,090
Tax Fees (3)	305,000	235,425
Other	17,245	17,200

Total Fees	$3,561,866	$3,199,807

(1)	Audit Fees - For Deloitte’s audit of the Company’s annual consolidated financial statements, review of consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services, due diligence services and services normally provided for statutory and regulatory filings or engagements.

(2)	Audit-Related Fees – For Deloitte’s assurance and related services reasonably related to the performance of the audit or review of the Company’s consolidated financial statements that are not reported under footnote (1) above.

(3)	Tax Fees - For Deloitte’s tax compliance, tax advice and tax planning services, including tax planning and consultations; tax audit assistance; and tax work stemming from “Audit-Related” items.

All of Deloitte’s 2014 services for the Company were permissible under applicable laws and regulations and were pre-approved by the Audit Committee. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (“Pre-Approval Policy”) provides for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. Under the Pre-Approval Policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit-related, tax services and all other services). The Audit Committee may delegate this authority in writing to one or more of its members, and in such case the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL 3: APPROVAL OF THE AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN FOR PURPOSES OF COMPLYING WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE

The Board has adopted, and recommends the shareholders approve, the P. H. Glatfelter Company Amended and Restated Management Incentive Plan (referred to as the “Plan”). We are seeking shareholder approval of the Plan to comply with Section 162(m) of the Internal Revenue Code (referred to as “Section 162(m)”). Generally, Section 162(m) does not allow a publicly held company to take a tax deduction for compensation paid to the Chief Executive Officer and the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer (each a “covered employee”), to the extent compensation paid to any of these covered employees exceeds $1 million in any year. However, awards made pursuant to a performance-based compensation plan approved by a company’s shareholders at least every five years will not be subject to the deduction limit. To allow the Compensation Committee to make performance-based compensation grants under Section 162(m), we are submitting the Plan for shareholder approval at this Annual Meeting. Prior versions of the Plan have been approved by the shareholders, most recently at the 2010 annual meeting. The amendment and restatement of the Plan includes changes summarized below. The effective date of the amended and restated Plan will be January 1, 2015, subject to approval of the amended and restated Plan by the shareholders (referred to as the “effective date”).

If the shareholders do not approve the amendment and restatement of the Plan, the prior version of the Plan will continue in effect, but the Compensation Committee will no longer be able to grant awards that qualify for the performance-based compensation exemption under Section 162(m). Additionally, any awards granted to Company officers and other key employees that were conditioned on shareholder approval of the amended and restated Plan will not be payable.

The Board has adopted the Plan to provide incentives to key employees with significant responsibility for our success and growth. The Plan is designed to (1) promote the attainment of our significant business objectives, (2) encourage and reward management teamwork across the Company, and (3) assist in the attraction and retention of employees vital to long-term success. Please see page 40 of this proxy statement for a description of the awards made under the Plan to the Named Executive Officers for 2014.

The entire Plan is attached as Appendix A; a summary is set forth below.

What changes have been made to the existing Plan?

The amended and restated Plan:

•	updates the performance measures that may be used as the basis for setting performance goals under the Plan;

•	increases the individual award limit so that an award under the Plan for any calendar year within a performance period may not exceed $3.5 million. A performance period may not exceed three years;

•	revises the definition of “retirement” to mean termination upon or after attainment of age 65, or age 55 with a minimum service of ten years;

•	provides the Compensation Committee with additional flexibility in granting awards, including the ability to allow deferral of awards and to allow payment of pro-rated awards as determined by the Compensation Committee to participants whose employment is terminated;

•	provides the Compensation Committee with discretion to make payments of awards to participants in the event of a change in control of the Company; and

•	subjects awards to applicable clawback policies, insider trading policies, policies prohibiting pledging or hedging of shares and other policies approved by the Board.

How is the Plan administered?

The Plan is administered by the Compensation Committee, and all acts and authority of the Compensation Committee under the Plan are subject to the provisions of its charter and such other authority as may be delegated to the Compensation Committee by the Board. The Compensation Committee has full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the performance goals and performance measures) and determine if the performance goals applicable to performance measures for awards have been achieved. The Compensation Committee is authorized to interpret the Plan, correct any defect and supply any omission or reconcile any inconsistency or conflict in the Plan, or in any award under it. For awards not intended to be performance-based compensation under Section 162(m), the Compensation Committee may delegate such power and authority under the Plan to Company officers, as it deems necessary or appropriate.

The Compensation Committee has the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation under Section 162(m).

Who is eligible to participate in the Plan?

Participation in the Plan is limited to officers and key employees who have significant responsibility for corporate, business segment or facility-based operations. Individual plan participants must be nominated by management and approved by the Compensation Committee. Approximately 12 eligible employees are currently in the plan.

What types of awards are made under the Plan?

The Compensation Committee may, in its discretion, make cash awards to eligible participants under the Plan. The amount of a participant’s award may be based on a percentage of the participant’s salary or such other methods as may be established by the Compensation Committee. The terms of awards need not be uniform among all participants, or classes or categories of participants. No award may exceed $3.5 million for a calendar year within a performance period. A performance period generally is a calendar year, but a performance period can be another period, not exceeding three years, as selected by the Compensation Committee, for which performance is being measured. If a performance period consists of more than one calendar year, the individual $3.5 million limit above shall be multiplied by the number of years in the performance period to determine the aggregate limit for the performance period.

What performance measures are used?

For awards intended to be performance-based compensation under Section 162(m), each award will be conditioned upon achievement of one or more pre-established performance goals with respect to one or more performance measures established by the Compensation Committee. The Compensation Committee may use any of the following performance measures as the basis for performance goals: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization [“EBITDA”], or some variation thereof, or earnings reflecting the elimination of the impact of certain specified non-core sources, such as pension income or expense and gains or losses from asset dispositions, acquisition and integration related costs); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt, net debt, debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record; stock price; return on equity; total shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; completion of acquisitions, business expansion, product diversification; and, for awards that are not intended to be performance-based compensation under Section 162(m), other non-financial operating and management performance objectives.

To the extent consistent with Section 162(m), the Compensation Committee may determine that adjustments shall apply, in whole or in part, in such manner as specified by the Compensation Committee, to exclude the effect of any of the following events that occur during a performance period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting standards or principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs, including but not limited to reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in our annual report to shareholders for the applicable year.

Performance measures may be determined either individually, alternatively or in any combination; applied to either the Company as a whole or to a business unit or subsidiary entity, either individually, alternatively or in any combination; and may be measured over a period of time, including any portion of a year, annually or cumulatively over a period of years in the performance period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee.

For awards intended to be performance-based compensation under Section 162(m), no later than 90 days after the beginning of an applicable performance period, the Compensation Committee will establish in writing the performance goals, performance measures and the methods for computing the amount of compensation that will be payable under the Plan to each participant if the performance goals established by the Compensation Committee are attained, and for a performance period of less than one year, the Compensation Committee will take any action prior to the lapse of 25% of the performance period. In addition to establishing minimum performance goals below which no compensation will be paid with respect to an award, the Compensation Committee may create a performance schedule under which an amount less than or more than the target award may be paid if the performance goals have been achieved.

The Compensation Committee may also establish additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions and conditions may include the receipt by a participant of a specified annual performance rating, continued employment by the participant until a date that may be beyond the end of a performance period, or the achievement of specified performance goals by the Company, a business unit or the participant. The Compensation Committee may also reduce the amount of any award if it concludes that such reduction is necessary or appropriate based on: (i) an evaluation of a participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within our industry; (iii) our financial results and conditions; or (iv) other factors or conditions that the Compensation Committee deems relevant. The Compensation Committee may not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m).

When are awards paid?

Unless payment of an award is deferred, the award is subject to a vesting requirement, or payment of an award is in connection with death, disability or a change in control, payment of an award will be made as promptly as practicable (but in no event later than two-and-one-half months after the close of the fiscal year in which the performance period ends) after our certified public accountants have completed their examination of our year-end consolidated financial statements. For awards that are intended to be performance-based compensation under Section 162(m), except as described below with respect to death, disability or a change in control, no payment shall be made unless the Compensation Committee has certified in writing the extent to which the applicable performance goals and other material terms have been achieved.

If an award is subject to a vesting requirement whereby payment is contingent on the participant’s continued employment beyond the end of a performance period, payment will be made as soon as practicable following the participant’s satisfaction of the vesting requirement (but in no event later than two-and-one-half months after the close of the fiscal year in which the vesting requirement has been satisfied).

Unless otherwise determined by the Compensation Committee and except in the case of death, retirement, or disability, participants who terminate employment prior to the end of the performance period will forfeit any rights to payment under any awards then outstanding under the Plan.

Unless otherwise determined by the Compensation Committee, if a participant’s employment with the Company terminates during a performance period by reason of death, retirement, or disability, the participant’s award will be pro-rated to reflect the period of service prior to his or her death, retirement, or disability. The Compensation Committee may also provide for payment of a prorated or other award if a participant’s employment is terminated by us without cause or under other circumstances as the Compensation Committee deems appropriate. The Compensation Committee may determine that awards for a performance period will be paid without regard to attainment of the applicable performance goals at the time of death, retirement, disability or such other termination, for awards that are not intended to be performance-based compensation under Section 162(m); or with respect to awards payable in connection with death, disability or a change in control.

Except for awards payable in connection with death, disability or a change in control, no full or prorated award that is intended to be performance-based compensation under Section 162(m) shall be paid unless the Compensation Committee has certified attainment of the performance goals.

May participants defer the payment of awards?

The Compensation Committee may permit a participant to defer the payment of an award that would have otherwise been payable under the Plan as described above. Any deferral election will be subject to rules determined by the Compensation Committee, consistent with the requirements of Section 409A of the Internal Revenue Code (referred to as “Section 409A”).

What are the consequences of a change in control?

In the event of a change in control of the Company, the Compensation Committee may take such actions as it deems appropriate, including paying a participant’s award without regard to attainment of performance goals, consistent with the terms of a participant’s change in control employment agreement, if applicable. The Compensation Committee may provide for payment of full or prorated awards at the time of the change in control.

A “change in control” of the Company means:

•	the acquisition, directly or indirectly, other than from us, by any person, entity or group (excluding, for this purpose, our company, our subsidiaries, and any of our employee benefit plans) (referred to as a third party) of beneficial ownership of 20% or more of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors;

•	individuals who, as of the effective date, constitute the Board (referred to as the “incumbent directors”) cease in any 12 month period to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the effective date whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the incumbent directors who are directors at the time of such vote shall be, for purposes of this Plan, an incumbent director. However, the term incumbent director excludes any such person whose initial election as a member of the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a third party other than the Board; and

•	consummation of (a) a reorganization, merger or consolidation, in each case, with respect to which persons who were our shareholders immediately prior to such reorganization, merger or consolidation (other than the surviving entity) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors, or (b) a liquidation or dissolution of our company or the sale of all or substantially all of our assets (whether such assets are held directly or indirectly) to a third party.

The Compensation Committee may provide for another definition of change in control for a particular award if necessary or appropriate to comply with Section 409A or as the Compensation Committee otherwise deems appropriate.

Are awards transferable?

No. A participant’s rights under the Plan may not be assigned, pledged or otherwise transferred except, in the event of the participant’s death, to the participant’s designated beneficiary or by the laws of descent and distribution.

Are awards subject to clawback or other Board policies?

Awards made under the Plan are subject to any applicable clawback or recoupment policies, insider trading policies, policies prohibiting pledging or hedging of shares, and other policies that may be implemented by the Board from time to time.

Can the Plan be amended or terminated?

Although we intend to continue to use the Plan from year to year, the Company reserves the right, by action of the Board or the Compensation Committee, to amend, modify or terminate the Plan at any time. No amendment, modification or termination will, without the participant’s consent, materially adversely affect the rights of such participant to any payment that has been determined by the Compensation Committee to be due and owing to the participant under the Plan, but not yet paid. However, the Compensation Committee may at any time (without the consent of participants) modify, amend or terminate any or all of the provisions of the Plan to the extent necessary to ensure that the provisions of the Plan conform to Section 409A.

What are the Federal income tax consequences to participants?

An award paid in cash to a participant represents compensation that is taxable to the participant as ordinary income in the amount of the cash paid. The Company will generally be entitled to a deduction in the amount of the award and at the same time as the participant recognizes ordinary income, except as described below.

Are there any limitations on Company tax deductions?

With certain exceptions, Section 162(m) limits the Company’s deduction for compensation in excess of $1 million paid to certain executives. Compensation paid to such executives is not subject to the deduction limit if it is considered performance-based compensation within the meaning of Section 162(m). If our shareholders approve the Plan at the Annual Meeting, the Compensation Committee may grant awards that are intended to be treated as performance-based compensation and thus deductible by the Company.

The Compensation Committee retains full discretion to determine whether or not to grant awards that are intended to be treated as performance-based compensation under Section 162(m), and to make such decisions on a grant-by-grant basis. The Compensation Committee has no obligation to grant awards that are intended to be treated as performance-based compensation under Section 162(m). For awards that are not intended to be treated as performance-based compensation, the deduction that the Company might otherwise receive with respect to such awards may be disallowed.

Has the Company made awards conditioned on approval of this proposal by our shareholders?

The following table lists 2015 target awards that were approved by the Compensation Committee (or by the Board in the case of the CEO) in February 2015. All awards listed below are subject to shareholder approval of the amendment and restatement of the Plan at the Annual Meeting. If our shareholders do not approve the amended and restated Plan, these awards will not be payable under the Plan. The award amounts listed below are at the target, threshold and maximum levels. The actual award amounts will be based on the level at which the performance goals are attained for the fiscal year and such other factors as the Compensation Committee may deem appropriate, consistent with the Plan, and may range from 0% for performance goal attainment below threshold level to a maximum bonus equal to 200% of the individual’s target award amount.

	2015 Fiscal Year ($)
Name and Position (1)	Threshold	Target	Maximum
Dante C. Parrini, Chairman & Chief Executive Officer	472,750	945,500	1,891,000
John P. Jacunski, Executive Vice President & Chief Financial Officer	146,748	293,495	586,990
Martin Rapp, Senior Vice President & Business Unit President, Composite Fibers (2)	101,762	203,524	407,048
Christopher W. Astley, Senior Vice President & Business Unit President, Advanced Airlaid Materials	89,333	178,666	357,332
Brian E. Janki, Senior Vice President & Business Unit President, Specialty Papers	98,977	197,953	395,906
Executive Group	1,320,381	2,640,762	5,281,524

(1)	The Plan does not include any non-executive Directors or Officers.
(2)	Mr. Rapp’s bonus is calculated in Euros. Amounts presented here have been converted to United States dollars ($) using the rate of 1.21 $/Euro.

The Board believes that approval by shareholders of the Amended and Restated Management Incentive Plan is in the best interests of the Company and shareholders and unanimously recommends a vote FOR the proposal.

PROPOSAL 4: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION (“Say-on-Pay” Vote)

Executive compensation is an important topic for our shareholders. At the core of our executive compensation philosophy is the belief that compensation should reflect performance; be fair, competitive and reasonable; and be determined in a manner consistent with the Company’s long-term strategy, competitive industry practice, sound corporate governance principles and shareholder interests. We believe our compensation program is strongly aligned with the long-term interests of our shareholders. We urge our shareholders to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional details on the Company’s compensation philosophy and objectives and the 2014 compensation of the Named Executive Officers.

Pursuant to Section 14A of the Exchange Act, we are asking shareholders to vote on the following resolution:

RESOLVED, that the shareholders of P. H. Glatfelter Company (the “Company”) approve the compensation philosophy, policies and procedures described in the Compensation Discussion and Analysis; and the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement in accordance with the Securities Exchange Act of 1934 and the implementing rules of the U.S. Securities and Exchange Commission.

As an advisory vote, the results on this proposal are non-binding. Nevertheless, the Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The Board has adopted a policy providing for annual say-on-pay advisory votes. Last year, the Company’s shareholders approved the Company’s compensation practices and executive pay with a 96.68% affirmative vote. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at our 2016 Annual Meeting.

OWNERSHIP OF COMPANY STOCK

To the best of the Company’s knowledge, the following table sets forth information regarding ownership of the Company’s outstanding common stock as of March 13, 2015, (except as otherwise noted) by: (1) each person who is known by the Company to own beneficially more than 5% of the common stock of the Company; (2) each Director, Director nominee and Named Executive Officer; and (3) all Directors, Director nominees and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers for the securities listed. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, all shares to which a person has the right to acquire beneficial ownership within sixty (60) days are considered beneficially owned by that person.

Security Ownership of Certain Beneficial Owners and Management

Name of Beneficial Owner		Shares Beneficially Owned(1)			Total Number of Shares Owned (1)			% of Class
BlackRock, Inc.		4,048,316			4,048,316	(2)		9.40%
Dimensional Fund Advisors LP		3,620,262			3,620,262	(3)		8.43%
NWQ Investment Management Company, LLC		3,250,253			3,250,253	(4)		7.57%
The Vanguard Group, Inc.		2,827,067			2,827,067	(5)		6.58%
Name of Beneficial Owner	Position	Directly Owned	Indirectly Owned		Outstanding Options to Purchase		Total Number of Shares Owned (1)	% of Class
Christopher W. Astley	Senior V.P. & Business Unit President, Advanced Airlaid Materials	6,233	777	(6)	–		7,010	*
Bruce Brown	Director	–	–		–		–	*
Kathleen A. Dahlberg	Director	33,294	–		–		33,294	*
Nicholas DeBenedictis	Director	30,946	–		–		30,946	*
Kevin M. Fogarty	Director	–	–		–		–	*
J. Robert Hall	Director	30,044	–		–		30,044	*
Richard C. Ill	Director	28,974	–		–		28,974	*
John P. Jacunski	Executive V. P. & CFO	55,415	3,138	(7)	–		58,553	*
Brian E. Janki	Senior V.P. & Business Unit President, Specialty Papers	5,761	204	(8)	–		5,965	*
Ronald J. Naples	Director	31,260	–		–		31,260	*
Dante C. Parrini	Chairman of the Board & CEO	87,032	6,556	(9)	–		93,588	*
Martin Rapp	Senior V.P. & Business Unit President, Composite Fibers	51,145	–		–		51,145	*
Richard L. Smoot	Director	18,579	–		–		18,579	*
Lee C. Stewart	Director	28,294	–		–		28,294	*
All Directors and executive officers as a group (18 individuals) * indicates ownership of < 1%		480,447	19,235		–		499,682	1%

(1)	For purposes of the table, shares of common stock are considered beneficially owned by a person if such person has, or shares, voting or investment power for such stock. As a result, more than one person may beneficially own the same security and, in some cases, the same shares are listed opposite more than one name in the table. The table includes, in some cases, shares beneficially held by spouses or minor children, as to which beneficial ownership is disclaimed. The address of each Director, Director nominee and Named Executive Officer of the Company is c/o P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401.

(2)	Pursuant to a Schedule 13G filed on January 12, 2015, consists of shares beneficially owned, as of December 31, 2014, by BlackRock, Inc. BlackRock, Inc. is a parent holding company with sole voting authority over 3,935,220 shares and sole investment authority over 4,048,316 shares. BlackRock Advisors LLC, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management (Australia) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Life Limited and BlackRock International Limited are subsidiaries of BlackRock, Inc., that have acquired the shares reported by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)	Pursuant to a Schedule 13G filed on February 5, 2015, consists of shares beneficially owned, as of December 31, 2014, by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP possesses sole voting power over 3,482,786 shares and investment authority over 3,620,262 shares Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 All 3,620,262 shares are owned by four investment companies registered under Section 203 of the Investment Advisors Act of 1940, and to which Dimensional Fund Advisors LP furnishes investment advice. Dimensional Fund Advisors LP serves as investment manager for certain other commingled group trusts and separate accounts. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(4)	Pursuant to a Schedule 13G filed on January 30, 2015, consists of shares beneficially owned, as of December 31, 2014, by NWQ Investment Management Company, LLC. NWQ Investment Management Company, LLC. is an investment advisor with sole voting power of 3,249,227 and sole investment authority over 3,250,253 shares. The address of NWQ Investment Management Company, LLC is 2049 Century Park East, 16th Floor, Los Angeles, CA 90067.

(5)	Pursuant to a Schedule 13G filed on February 11, 2015, consists of shares beneficially owned, as of December 31, 2014, by The Vanguard Group, Inc. The Vanguard Group, Inc. is an investment advisor which has sole voting and investment authority over 2,827,067 shares. Vanguard Fiduciary Trust Company is a subsidiary of the Vanguard Group, Inc and is the beneficial owner of 51,801 of the shares reported by The Vanguard Group, Inc. Vanguard Investments Australia, Ltd. is a subsidiary of the Vanguard Group, Inc and is the beneficial owner of 3,900 of the shares reported by The Vanguard Group, Inc. The address of The Vanguard Group, Inc., is 100 Vanguard Boulevard, Malvern, PA 19355.

(6)	Consists of 777 shares held by Mr. Astley through the Company’s 401(k) Plan.

(7)	Consists of 3,138 shares held by Mr. Jacunski through the Company’s 401(k) Plan.

(8)	Consists of 204 shares held by Mr. Janki through the Company’s 401(k) Plan.

(9)	Consists of 6,556 shares held by Mr. Parrini through the Company’s 401(k) Plan.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2014, regarding the Company’s equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights (2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)(4)
Equity compensation plans approved by security holders	2,753,649	$16.20	1,873,027
Equity compensation plans not approved by security holders	—	—	—

Total	2,753,649	$16.20	1,873,027

(1)	Includes 496,428 restricted stock units (“RSUs”); 392,514 performance shares; and 1,864,707 stock-only stock appreciation rights (“SOSARs”).

(2)	Weighted average exercise price is based on outstanding SOSAR prices only.

(3)	Represents the securities remaining available for issuance under the Amended and Restated Long-Term Incentive Plan.

(4)	For purposes of this calculation, it is assumed that Performance Share Awards will be paid at 100% of target.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities (“10% Holders”) to file reports of holdings and transactions in the Company’s common stock with the SEC and the New York Stock Exchange (the “NYSE”). Based on the Company’s review of such reports (and amendments thereto), the Company believes that, in 2014, its Directors, executive officers and 10% Holders filed all required reports of holdings and transactions in the Company’s common stock with the SEC and the NYSE on a timely basis.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance Principles

The Board and Management are dedicated to effective corporate governance. The Board has adopted Corporate Governance Principles that provide a framework for the Company’s governance. The Board has also adopted a Code of Business Conduct and a Code of Business Ethics for the CEO and Senior Financial Officers of Glatfelter. The Corporate Governance Principles are set forth in full on the Company’s website at www.glatfelter.com/about_us/corporate_governance/principles.aspx. The Company’s corporate website (www.glatfelter.com) includes a Corporate Governance page containing, among other information, the Code of Business Conduct, a list of its Board of Directors and Executive Officers, the charters of each of the Committees of the Board of Directors, the Company’s Code of Business Ethics for the CEO and Senior Financial Officers and other related information. Copies of these materials are available, in print at no charge, upon request to the Secretary of the Company at 96 South George Street, Suite 520, York, PA 17401-1434.

The Company intends to satisfy the disclosure requirement for any future amendments to, or waivers from, its Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers by posting such information on its website.

Board Composition and Leadership

The Board currently consists of ten members and will be reduced to nine members at the 2015 Annual Meeting of Shareholders. Each year, the Board elects one of its members to serve as Chair. Under the Board’s governance structure, the Chair:

•	presides at all meetings of the Board, other than executive sessions;

•	identifies strategic issues to be considered for the Board agenda; and

•	consults with Directors on the development of the schedule, agenda and materials for all meetings of the Board.

When considering the election of a Chair, the Board reviews its governance structure and the qualifications of each Director and determines which is best qualified to chair the Board. The Board believes the Company and its shareholders are best served by having a Chair with wide-ranging, in-depth knowledge of the Company’s business operations and the Company’s industry and who can best execute the Company’s strategic plan. Based on his extensive experience and knowledge of the Company’s operations, industry, competitive challenges and opportunities, the Board has determined that Dante C. Parrini is the Director best qualified to serve in the role of Chairman. The Board therefore nominated Mr. Parrini in February 2015 as Chairman, subject to his re-election as a Director at the Annual Meeting.

The Board has also determined that when the same person serves as both Chairman and CEO, the interests of the Company and the shareholders are best served by appointment of an independent Lead Director. In February 2015 the Nominating & Corporate Governance Committee recommended, and the independent Directors nominated, Ronald J. Naples to be the next independent Lead Director, effective on the date of the 2015 Annual Meeting. The Lead Director presides over the executive sessions of the Board and coordinates and develops the agenda for those sessions. The Lead Director communicates to the Chairman and CEO regarding the discussions at executive sessions as appropriate. In the absence or disability of the Chairman, the Lead Director assumes the authority of and performs the duties of the Chairman, as provided in Section 2.18 of the Company’s by-laws, including presiding at any Board meeting at which the Chairman is not in attendance.

Board Independence

The Corporate Governance Principles and the Company’s policies and procedures provide for an empowered, independent Board and the full involvement of the independent members of the Board in the Board’s operations and decision making.

In the Company’s Corporate Governance Principles, the Board has adopted the New York Stock Exchange (“NYSE”) standards for determining the independence of Directors, which require that a Director not have a material relationship with the Company.

Annually, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining if the Director is independent under NYSE rules and our Corporate Governance Principles. In addition, each Director or nominee for Director has an affirmative duty to disclose to the Nominating and Corporate Governance Committee relationships between and among that Director (or an immediate family member), the Company, and/or Company Management.

The Board has determined the following Directors are independent and have no material relationship with the Company: Ms. Dahlberg and Messrs. Brown, DeBenedictis, Fogarty, Hall, Ill, Naples and Stewart. The Board has determined Mr. Parrini, as the Company’s CEO, is deemed not to be an independent Director by NYSE standards and the Company’s Corporate Governance Principles.

Evaluation of Nominees for Board of Directors

The Nominating and Corporate Governance (“NCG”) Committee reviews all Director nominations submitted to the Company, including individuals recommended by shareholders, Directors or members of Management. When evaluating whether to recommend an individual for nomination or re-nomination, the NCG Committee will consider, at a minimum and in accordance with the Company’s Corporate Governance Principles, the nominee’s independence, availability to serve on the Board and the candidate’s knowledge, experience, skills, expertise, wisdom, integrity, business acumen and understanding of the Company’s business environment.

In evaluating Director candidates, the NCG Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each Director candidate, the NCG Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

The NCG Committee specifically reviews the qualifications of each Director candidate for election or re-election, including those of incumbent Directors, the Directors’ understanding of the Company’s businesses and the environment in which the Company operates, attendance and participation at meetings and independence, including any relationships with the Company. Prior to nomination, each candidate for Director must consent to stand for election, and each Director nominee must agree in writing to abide by the Company’s majority voting policy.

After the NCG Committee has completed its evaluation of all Director candidates, it presents a recommended slate of Directors to the Board for consideration and approval. The NCG Committee also discusses with the Board any candidates considered by the NCG Committee but not recommended for election or re-election as a Director.

We will report any material change to this procedure in a quarterly or annual filing with the SEC. In addition, we will make any changes to this procedure available promptly by posting that information on the Corporate Governance section of our website at http://www.glatfelter.com/about_us/corporate_governance/default.aspx.

Based on the process described above, the NCG Committee recommended and the Board decided to nominate each of the incumbent Directors for re-election at the Annual Meeting. These decisions were based on the individual experience, qualifications, attributes and skills of each candidate. The NCG Committee and the Board assessed these factors in light of the Company’s businesses, which provide a diverse line of specialty papers and fiber-based engineered materials. In particular, the NCG Committee and the Board considered the following:

•	Each nominee has extensive experience guiding large, complex organizations as executive leaders or board members.

•	Each nominee has experience with a broad range of occupations and industries, providing the Company’s leadership with differing viewpoints and familiarity with many diverse markets targeted by the Company’s businesses and environments affecting the implementation and execution of the Company’s business plans.

•	Each nominee possesses a wide array of specific skills and areas of experience and expertise, as discussed earlier in the Director Nominee section.

Majority Voting Policy

The Company’s by-laws and Corporate Governance Principles provide a majority-voting policy for the election of Directors. Each person nominated for election as a Director must submit an irrevocable resignation in advance of the election. In an uncontested election, any nominee who is not an incumbent director and receives a plurality of the votes but does not receive a majority of votes cast, the resignation will be automatically accepted. If a nominee is an incumbent Director and receives a plurality of the votes but not a majority of votes cast, the NCG Committee will consider the resignation tendered by the affected Director and make a recommendation to the Board whether to accept it. The Board will act on the NCG Committee’s recommendation within 90 days following certification of the shareholder vote. In making their determinations, the NCG Committee and the Board may consider other factors or information they consider appropriate or relevant. Thereafter, the Board will promptly disclose its decision whether to accept the Director’s resignation (and the reasons for rejecting the resignation, if applicable) in either a press release or a filing with the SEC. Any Director tendering his or her resignation pursuant to this provision may not participate in the NCG Committee’s recommendation or Board decision whether to accept his or her resignation.

A Director whose resignation is not accepted by the Board shall continue to serve until the next annual meeting at which he or she is up for election and until his or her successor is duly elected, or until his or her earlier resignation or removal. If a Director’s resignation is accepted by the Board, or if a nominee for Director who is not an incumbent Director is deemed to have been elected and to have automatically resigned, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the Company’s by-laws, or may amend the Company’s by-laws to decrease the size of the Board.

Continuing Board Education

The Nominating and Corporate Governance Committee periodically reviews and oversees orientation programs for newly elected Directors and continuing education programs for incumbent Directors. The Company is a member of the NYSE Corporate Board Member Board Leadership Program, which provides continuing education programs, conferences and other resources for the Company’s Directors and executives.

Board Meetings

The Board held six meetings during 2014. The standing committees established by the Board held a total of 19 meetings in 2014. Each incumbent Director attended at least 93% of the total number of Board and Committee meetings on which he or she served in 2014. Independent Directors meet in regularly scheduled executive sessions (without Management), at which the Lead Director presides.

The Company does not have a policy regarding Director attendance at the Annual Meeting, though Directors traditionally attend the Annual Meeting. All Directors attended the 2014 Annual Meeting.

Committees of the Board of Directors

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of five Directors: Mr. Ill (Chair), Ms. Dahlberg, and Messrs. Brown, Naples and Smoot. In the opinion of the Board, all five Audit Committee members meet the Director independence requirements set forth in the NYSE listing standards and the SEC’s applicable rules and regulations in effect on the date of this proxy statement. The Board has determined that, based on their experience, Messrs. Ill, Naples and Smoot are audit committee financial experts, as that term is defined in the applicable SEC regulations, and that all members of the Audit Committee are financially literate within the meaning of the NYSE listing standards.

In accordance with its Charter, the Audit Committee assists the Board with oversight of (1) the quality and integrity of the accounting, auditing, and financial reporting practices of the Company; (2) the compliance by the Company, its Directors and officers with applicable laws and regulations and its Code of Business Conduct; (3) the independent auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors. The specific duties of the Audit Committee are described in its Charter, which is available at no charge from the Secretary or on the Company’s website at http://www.glatfelter.com/about_us/corporate_governance/committees.aspx

The Audit Committee has the authority to retain specialized legal, accounting, or other experts it deems necessary to carry out its duties. The Audit Committee held seven meetings during 2014.

Compensation Committee

The Compensation Committee currently consists of four Directors: Mr. Stewart (Chair), Ms. Dahlberg, and Messrs. DeBenedictis and Hall. In the opinion of the Board, all four Compensation Committee members meet the Director independence requirements set forth in the NYSE listing standards in effect on the date of this proxy statement.

In accordance with its Charter, the Compensation Committee is responsible for an executive compensation policy designed to support overall business strategies and objectives; attract, retain, motivate and reward key executives; link compensation with organizational performance while appropriately balancing risk and reward; align executives’ interests with those of the Company’s shareholders; and provide competitive and reasonable compensation opportunities. The Compensation Committee also reviews, recommends for approval by the Board and oversees the Company’s management plans, long-term incentive plans, defined benefit plans, contribution plans and other welfare benefit plans and perquisites. A complete description of the Compensation Committee’s functions is contained in its Committee Charter, available at no charge from the Secretary or on the Company’s website at http://www.glatfelter.com/about_us/corporate_governance/committees.aspx.

Additional information regarding the engagement of an independent compensation consultant and the processes and procedures for consideration and determination of executive and Director compensation is discussed later in this proxy statement. The Compensation Committee held five meetings in 2014.

Finance Committee

The Finance Committee currently consists of five Directors: Mr. DeBenedictis (Chair) and Messrs. Fogarty, Ill, Parrini and Stewart. The Finance Committee advises the Board on the financial policies of the Company and has oversight over matters of financial significance to the Company. The specific functions of the Finance Committee are described in its Charter, available at no charge from the Secretary or on the Company’s website at http://www.glatfelter.com/about_us/corporate_governance/committees.aspx. The Finance Committee held four meetings during 2014.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of five Directors: Mr. Hall (Chair) and Messrs. Brown, Fogarty, Naples and Smoot. In the opinion of the Board, all five members of the Nominating and Corporate Governance Committee meet the Director independence requirements as set forth in the NYSE listing standards in effect on the date of this proxy statement. Pursuant to its Charter, in addition to reviewing candidates for election to the Board, the Nominating and Corporate Governance Committee advises the Board on all corporate governance matters, monitors the Company’s compliance with such guidelines and reviews corporate governance guidelines periodically to assure that they are appropriate for the Company and comply with the requirements of the SEC and the NYSE.

The specific functions of the Nominating and Corporate Governance Committee are outlined in its Charter, available at no charge from the Secretary or on the Company’s website at http://www.glatfelter.com/about_us/corporate_governance/committees.aspx.

The Nominating and Corporate Governance Committee has the authority to retain Director search consultants and outside counsel or other experts as it deems necessary to carry out its duties. The Company makes funds available to the Committee for such retention. The Nominating and Corporate Governance Committee held three meetings during 2014.

Risk Oversight

The Board oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role using several different levels of review. For its reviews of the Company’s business unit operations and corporate functions, the Board reviews and considers the primary risks associated with those units and functions. The Board also reviews risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the Company’s strategic direction.

Each of the Committees also oversees the management of Company risks falling within a Committee’s areas of responsibility. In performing this oversight function, each Committee has full access to Management as well as the ability to engage advisors. At each Board meeting, the Chair of each Committee reports to the Board on the Committee’s oversight activities.

The Company continues to manage its enterprise risks through a variety of policies, programs and internal control functions and processes designed to identify the primary risks to the Company’s business. This includes an enterprise risk management framework used to identify, assess and quantify significant organizational and business risks and to develop strategies and controls to protect the Company’s operations and reputation while ensuring legal compliance. These programs and policies are overseen, supervised and administered by Management, which periodically updates the Board and the Committees of the Board on material risks that have been identified or publicly disclosed. The Company’s Vice President, Internal Audit, who functionally reports to the Audit Committee, assists the Company in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. As part of its risk management role, at each of its meetings the Audit Committee meets privately with both representatives from the Company’s independent registered public accounting firm and the Company’s Vice President, Internal Audit. The Audit Committee provides periodic reports to the Board on these activities.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that such policies create and factors that may reduce the likelihood of excessive risk taking, to determine whether such policies present a significant risk to the Company. Based on its review throughout the year, the Compensation Committee has concluded the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Director Compensation

Payments to Directors in 2014

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(5)	Total ($)
Bruce Brown	$30,000	$55,727(4)	$ 267	$85,994
Kathleen A. Dahlberg	78,000	89,989	4,905	172,894
Nicholas DeBenedictis	82,500	89,989	4,905	177,394
Kevin M. Fogarty	72,000	89,989	4,690	166,679
J. Robert Hall(6)	106,000	89,989	4,905	200,894
Richard C. Ill	93,000	89,989	4,905	187,894
Ronald J. Naples	76,500	89,989	4,905	171,394
Richard L. Smoot	76,500	89,989	4,905	171,394
Lee C. Stewart	87,500	89,989	4,905	182,394

(1)	Only non-employee Directors receive compensation for service on the Board.

(2)	The amounts include annual retainer fees, meeting fees and chair fees paid in cash.

(3)	The amounts listed for all Directors except for Mr. Brown are based on the fair market value of $26.19 per share in accordance with FASB ASC 718 for RSUs granted on May 1, 2014.
(4)	The amount listed is based on the fair market value of $22.94 per share in accordance with FASB ASC 718 for RSUs granted to Mr. Brown on October 3, 2014.

(5)	Represents dividend equivalents paid to the non-employee Directors in 2014. The Directors earn dividend equivalents on their outstanding RSUs.

(6)	Mr. Hall’s compensation includes a Lead Director fee paid in cash.

Base Compensation — Cash

In 2014, non-employee Directors received an annual retainer fee of $60,000, paid in cash. In addition to the annual retainer, non-employee Directors were paid in cash $1,500 for each Committee meeting they attended. The Director serving as Chair of the Audit Committee was paid an additional $15,000 in cash for his service; the Director serving as Chair of the Compensation Committee was paid an additional $12,500 in cash for his service; the Director serving as Chair of the Finance Committee was paid an additional $7,500 in cash for his service; and the Director serving as Chair of the Nominating and Corporate Governance Committee received an additional $7,500 in cash for his service. The Lead Director received an additional $20,000 for his service in that capacity. All accrued, but unpaid, Director cash compensation payments are made twice annually, on May 1 and November 1.

Base Compensation — Equity

In 2014, each non-employee Director received an annual restricted stock unit (“RSU”) award valued at $90,000 on the grant date. Such awards vest over a three-year period, and all restrictions lapse and the shares are paid out on the third anniversary. RSUs granted to Directors will immediately vest upon a change in control. In the event of the death, disability or retirement of the Director, all unvested RSUs shall become immediately vested, and the restrictions with respect to such RSUs shall lapse.

Deferred Compensation

Pursuant to the Company’s Deferred Compensation Plan for Directors, every year each Director may elect to defer 50%, 75% or 100% of his or her annual retainer for serving on the Board, but any fees paid to a Director for attending meetings of any Committee or for serving as a Chair may not be deferred. No such elections were made in 2014.

Other Benefits

Each non-employee Director is covered by the Company’s Director and officer liability insurance policy and the Company’s travel accident insurance policy.

Share Ownership Guidelines

The Company has established share ownership guidelines for its non-employee Directors, to enhance alignment with shareholders’ interests. For 2014, the share ownership guidelines precluded the sale of shares by a Director until he or she holds shares with a value equal to 5X the new annual Board retainer of $60,000. Directly held shares and unvested RSUs continue to count toward attainment of the guideline.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation philosophy and programs, the compensation decisions made by the Compensation Committee for the programs and the factors considered in making those decisions. The CD&A focuses on the compensation of the following 2014 Named Executive Officers (“NEOs”):

•	Dante C. Parrini, Chairman of the Board and Chief Executive Officer

•	John P. Jacunski, Executive Vice President and Chief Financial Officer

•	Martin Rapp, Senior Vice President and Business Unit President - Composite Fibers

•	Christopher W. Astley, Senior Vice President and Business Unit President - Advanced Airlaid Materials

•	Brian E. Janki, Senior Vice President and Business Unit President - Specialty Papers

Mr. Astley assumed the role of Senior Vice President and Business Unit President of Advanced Airlaid Materials in January of 2015. During 2014, he served as Senior Vice President of Corporate Strategy.

Executive Summary

Our Business

Glatfelter is a global leader in the manufacturing of specialty papers and fiber-based engineered materials. We operate twelve production facilities and employ approximately 4,600 employees worldwide. The Company marked its 150th anniversary in 2014, commemorating a legacy built on quality, integrity and innovation. Additional information about our business can be found in our Annual Report posted at http://www.glatfelter.com/about_us/investor_relations/annual_reports.aspx.

2014 Business Overview

For 2014, we reported record revenues, grew earnings and generated $38 million of adjusted free cash flow. However, our results fell short of our operating targets for the year, driven by the cost of operational disruptions in Specialty Papers; economic weakness and geopolitical uncertainties impacting our businesses in Russia, Ukraine and parts of Europe; and increased capacity in key composite fibers markets that led to lower selling prices.

Highlights of our results for the year included:

•	An increase in net sales, to a record $1.8 billion;
•	An 11% increase in adjusted earnings per share;
•	A 9% increase in the operating profit of Composite Fibers, though operating profit fell short of operating targets, due largely to the adverse impact of weak economic conditions and geopolitical uncertainties, increased competition and declining product prices. The business expanded its capacity to produce highly technical electrical papers through the acquisition of Spezialpapierfabrik Oberschmitten GmbH;

•	An 18% increase in the operating profit of Advanced Airlaid Materials, driven by the successful launch of a new adult incontinence product;
•	A slight increase in the shipping volumes of Specialty Papers that outperformed the broader uncoated free sheet market for the 10th consecutive year, although operational disruptions had an adverse impact on performance relative to operating targets;
•	An 8.0% return on invested capital, exceeding our weighted average cost of capital; and
•	The Company returned $12.2 million to our shareholders, in the form of share repurchases; and a 10% increase in our common stock dividend.

Compensation Program Objectives

The objectives of the Company’s executive compensation programs are to attract, retain, motivate, and reward those executives crucial to the success of the Company and to create long-term shareholder value. Our programs are organized around three principles:

Compensation Principles	Rationale
Pay for Performance	To reward achievement of specific Company financial performance goals that are aligned with strategic initiatives the Company has determined drive shareholder value.
Pay at Risk	To provide a mix of compensation with strong emphasis on short- and long-term incentives linked to Company and individual performance.
Shareholder Alignment	To align the interests of our NEOs with shareholders by encouraging a meaningful personal stake in the Company through stock ownership guidelines, equity-based NEO compensation and incentive compensation performance goals linked to key financial metrics.

Linkage of Company Performance with NEO Compensation

The Company provides four elements of compensation: base salary, short-term and long-term incentives and other benefits. Additional details regarding the compensation programs are included in the “Compensation Programs” and “Elements of Compensation” sections of this CD&A. Our executive compensation programs create close alignment between our performance and executive rewards because the value achievable from two of the four elements is variable and is directly tied to the Company’s performance.

For 2014, the NEOs’ annual incentives under the Company’s Management Incentive Plan (“MIP”) were contingent on the achievement of Operating Net Income (“ONI”) and Free Cash Flow (each as defined on page 39), to encourage the executives to focus on earnings and cash flow generation at the corporate level. The business unit leaders (Messrs. Rapp and Janki in 2014, as well as Mr. Astley beginning in 2015) are also incented on an operating profit metric specifically aligned to the performance of their respective business unit.

The 2014 long-term incentive program (“LTIP”) consisted of a combination of performance share awards (“PSAs”) and stock-only stock appreciation rights (“SOSARs”) and thus is 100% performance-based. SOSARs directly link executive compensation to the interests of shareholders through awards having a value entirely dependent on appreciation in the Company’s common stock price. The PSAs provide an opportunity to receive shares of Company common stock contingent upon the achievement of goals tied to three-year cumulative adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and pension expense and excluding unusual items) and Return on Capital Employed (“ROCE”).

The NEOs received the following compensation in 2014:

•	Base salaries:

–	Increases ranged from 3% to 10%, with Mr. Parrini receiving an 8% base salary increase in 2014 to recognize his leadership driving the Company’s growth strategy and to ensure his base salary is competitively aligned to the 50th percentile of the peer group, marking the first year where his base salary was in alignment to the peer group median since assuming the role of CEO in 2011.

•	Short-term incentive (“STI”) awards payable under the MIP:

–	Despite delivering record sales and generating over $38 million in cash flow, our results fell below the target for ONI and under the threshold for the cash flow metric, which impacted all NEO MIP awards.

–	Messrs. Parrini, Jacunski and Astley earned 43.3% of their individual payout target amount based on the achievement of ONI and Free Cash Flow results as compared to the financial targets established by the Compensation Committee at the start of the performance period.

–	Mr. Rapp earned 49.5% of his individual payout target based on a portion of his incentive from achievement of ONI and Free Cash Flow, and an additional component on the Composite Fibers operating profit results, which were below target performance.

–	Mr. Janki earned 26% of his individual payout target based on a portion of his incentive comprised of results from the achievement of ONI and Free Cash Flow, and an additional component based on Specialty Papers operating profit results, which were below threshold performance.

•	Long-term incentives (“LTI”):

–	The Company provided to all NEOs market-competitive annual equity awards tied to long-term performance measures that align with the Company’s three-year strategic plan.

–	All NEOs earned and received 59.7% of the Performance Share Awards granted for the 2012 to 2014 performance period and vested on December 31, 2014 as a result of cumulative EBITDA and three-year average ROCE performance for the three-year performance period.

–	Messrs. Jacunski, Rapp and Astley were each provided a retention grant in February 2014; additional details regarding these grants are stated on page 41.

•	Additional details are provided in the “Elements of Compensation” and “Target Pay Mix” sections of the CD&A.

Compensation Programs

Overview

The Compensation Committee believes compensation should reflect the Company’s financial performance and be competitive based on a person’s responsibilities, individual performance and ability to exemplify the Company’s Core Values. The Committee designed the Company’s compensation programs to reward executive officers for creating long-term shareholder value and to attract, retain and motivate the executive officers crucial to the Company’s success. The Committee recommends approval of the Company’s compensation philosophy to the Board of Directors and oversees the compensation programs for the NEOs and other executive officers of the Company. All compensation decisions impacting the Chief Executive Officer are recommended by the Committee and require the approval of the Board of Directors.

Total compensation for the NEOs and other Company executive officers consists of base salary, short-term and long-term incentives, retirement and other benefits, and minimal perquisites. The Company’s compensation programs generally target total compensation at the 50th percentile of the market and provide flexibility to deviate from the target to support Company growth strategies and evolving talent needs. A significant portion of each NEO’s compensation is tied to the Company’s financial performance. The opportunity to earn incentive compensation, and the risk, generally increases commensurate with the NEO’s level of responsibility.

The Committee evaluates NEO incentive compensation under the Company’s MIP and LTIP. MIP compensation is dependent on the Company achieving certain ONI and Free Cash Flow goals. LTIP compensation is dependent on longer-term performance metrics, including the achievement of cumulative three-year adjusted EBITDA and ROCE goals. The Committee reviews these incentive plans annually, as discussed in the Risk Oversight section, to determine whether they present undue risk to the Company.

Determination of Compensation Levels and Peer Group

The Compensation Committee seeks input from certain NEOs, external advisors and other Company executives when determining compensation decisions. Specifically:

•	The Committee retains an independent compensation consultant (“Consultant”) to provide advice, information and analysis on executive compensation and benefits.

•	The Committee consults with the Company’s CEO, Senior Vice President of Human Resources and Administration and the Consultant to design the compensation programs.

•	The Committee consults with the CEO, CFO, the Consultant and external legal counsel to obtain background on the Company’s key financial objectives, metrics and performance, and design of the Company’s short- and long-term incentive compensation programs.

•	Compensation decisions pertaining to the NEOs (other than the CEO) are made by the Committee with consideration of recommendations from the CEO and guidance received from the Consultant.

•	The Company’s legal counsel and human resources staff provide legal, governance and technical input to the Committee.

The Committee may invite NEOs to attend portions of its meetings; however, the Committee usually meets in executive session both alone and with the Consultant to reach final decisions regarding NEO compensation.

The compensation level for each NEO (other than the CEO) is approved by the Committee. In addition, the Committee approves stock-based compensation for executive officers who are not NEOs. In the case of the CEO, the Committee, with assistance from the Consultant, develops recommendations in executive session without the CEO or any other member of Management, and then provides its recommendation to the independent members of the Board for approval.

To assist with reviewing NEO compensation, Management provides the Committee with a comprehensive document of the NEOs targeted compensation, vested and unvested equity and required share ownership. The Committee uses this information, in addition to individual and Company performance and talent, and succession planning when making compensation decisions.

For 2014 the Committee retained Compensation Strategies, Inc. (“CSI”), as its Consultant to assist with:

•	providing competitive market data;

•	assessing the competitiveness of the executive compensation programs;

•	making recommendations regarding program design based on prevailing market practices and business conditions; and

•	advising the Committee on:

–	the level of each NEO’s compensation;

–	the compensation peer group composition;

–	incentive plan performance metrics and design;

–	external trends and regulatory developments; and

–	revisions or additions to the Company’s executive compensation policies.

To determine market levels, generally targeting the 50th percentile, the Committee reviews a market analysis of total compensation for similarly situated executives from peer group companies (“Compensation Peer Group”) prepared by the Consultant. Market analysis is performed annually for the CEO and CFO and biennially for the remaining NEOs, unless market conditions warrant a market study for additional executive roles for the year. For 2014 compensation decisions, the review included the total compensation of the CEO and CFO, while market data for all other executive officers was aged from the prior year’s review.

Due to the varying sizes of the companies included in the peer group, an analysis was performed comparing the Company’s annual revenues with the annual revenues of the peer group companies, ensuring that all market compensation data is properly adjusted to reflect the Company’s current revenue base. In determining appropriate individual compensation levels for the NEOs, the Committee considers the adjusted market compensation data, the NEO’s skills and individual performance, and the Company’s financial performance.

The Committee reviews the Company’s Compensation Peer Group annually using an analysis conducted by the Consultant to establish a relevant and appropriate peer group size. The annual revenues of the companies in the 2014 peer group range from $525 million to $6 billion with median revenue of $2.3 billion (versus the Company’s 2014 annual revenue of $1.8 billion). For 2015 there are no proposed changes to the compensation peer group because it remains appropriately sized. Because the Company competes for executive talent with a broad range of companies and industries, the companies included in the Compensation Peer Group are not the same as those included in assessing the Company’s performance as disclosed in the performance graph in the Company’s Annual Report to Shareholders.

The following is a list of companies included in the Compensation Peer Group for 2014, together with the companies included in the performance graph appearing in the Company’s Annual Report on Form 10-K:

2014 Compensation Peer Group
AEP Industries, Inc.	MeadWestvaco Corp.
Aptar Group, Inc.	Neenah Paper Inc.†
Avery Dennison Corp.	Packaging Corp. of America
Bemis Company Inc.	Potlatch Corp.
Cenveo, Inc.	Rayonier, Inc.
Clearwater Paper Corp.†	Schweitzer-Mauduit International, Inc.†
Graphic Packaging Holding Co.	Silgan Holdings, Inc.
Greif, Inc.	Sonoco Products Co.
KapStone Paper & Packaging Corp. †	Wausau Paper Corp.†
†2014 10-K financial performance comparator company

Elements of Compensation

The elements of our executive compensation programs for 2014 included base salary, short- and long-term incentives, minimal perquisites, and retirement and other benefits, as summarized below:

Primary Elements of Compensation
Compensation Element	Form	Relation to Performance
Base Salary	Fixed Cash	Reflects each executive’s performance, responsibilities, skills and value to the Company
Short-Term Incentive (“STI”)	Annual Cash Bonus (Management Incentive Plan) (“MIP”)	Motivates and rewards executives for achieving annual financial results
Long-Term Incentives (“LTI”)	Stock Only Stock Appreciation Rights (“SOSARs”)	Provides value through stock price appreciation
	Performance Share Awards (“PSAs”)	Motivates and rewards executives for achieving three-year cumulative business results derived from the Company’s strategic plan
	Restricted Stock Units (“RSUs”)	Typically used on a limited basis to promote retention of key executives to support execution of the Company’s strategic plan
Other Benefits	Supplemental retirement plans, change-in-control and minimal perquisites	Not performance-based; competitive offerings to attract and retain high caliber executive talent

Target Pay Mix

Annually the Compensation Committee reviews the mix of base salary, STI and LTI for each NEO to ensure an appropriate level of the executives’ recurring target compensation is tied to Company performance. This review does not include special retention awards as was the case with Messrs. Jacunski, Rapp and Astley in 2014 or benefits. The Committee believes this approach is appropriate in order to provide year-over-year consistency in analyzing the pay mix when compared to the peer group.

The mix of compensation varies among NEOs with at least 50% of their target pay considered at risk. Mr. Parrini has the greatest level of at-risk compensation, with 71% of his compensation tied to Company performance. The Committee believes this level is appropriate for Mr. Parrini given his role as CEO to deliver and sustain shareholder value.

Base Salary

The Compensation Committee believes base salary, which contributes to the Company’s compensation objectives of attracting and retaining talented executives, is an important element of compensation. The base salaries of the NEOs are approved annually by the Committee typically during the first quarter of the calendar year. The Committee considers several factors, without any assigned relative weightings, when determining base salary increases for NEOs:

•	salary recommendations from the CEO for the NEOs other than himself;

•	Company and individual NEO performance;

•	the accountability and complexity of the NEO’s role in attaining Company objectives;

•	the external competitiveness of the NEO’s compensation; and

•	internal equity and retention considerations.

For 2014, the following NEO base salary increases were approved, effective as of February 1, 2014:

NEO Base Salaries
NEO	Prior Base Salary (effective February 1, 2013)	New Base Salary (effective February 1, 2014)	% change
Parrini	$850,000	$918,000	8%
Jacunski	440,159	475,372	8
Rapp (1)	416,735	397,374	8
Astley	282,475	310,723	10
Janki	375,000	386,250	3

(1)    Mr. Rapp’s salary is paid in Euros and was 302,706 Euros in 2013, which was increased by 8% to 326,922 Euros on February 1, 2014. The amounts presented above have been converted to United States dollars ($) based on year end exchange rates for comparison purposes only (2013: 1.3767 $/Euro; 2014: 1.2155 $/Euro).

As a group, the NEO base salaries were on average 4% above market when compared to the 50th percentile after salary increases. Mr. Parrini received a base salary increase to $918,000 as of February 1, 2014, to recognize his leadership in driving the Company’s growth strategy and to align his base salary to the 50th percentile of the peer group. Mr. Parrini does not have an employment agreement with the Company.

Short-Term Incentives: The Management Incentive Plan

The Company provides an annual, short-term incentive bonus opportunity to the NEOs under the Company’s Management Incentive Plan (“MIP”). The Compensation Committee approves a target bonus for each NEO expressed as a percentage of the NEO’s base salary. The Committee establishes target bonuses for the NEOs generally at the 50th percentile of the market and retains flexibility to deviate from the target.

For 2014 target bonuses as a percent of base salary for the NEOs remained unchanged. The following table sets forth targeted bonus levels for each NEO:

NEO MIP Target Bonus
NEO	2014 Target Bonus (as a percentage of 2014 Base Salary)	Eligible Salary	2014 Target Bonus
Parrini	95%	$918,000	$872,100
Jacunski	60	475,372	285,223
Rapp (1)	50	397,374	198,687
Astley	45	310,723	139,825
Janki	50	386,250	193,125

(1)    Mr. Rapp’s salary and target bonus are calculated in Euros. Amounts presented here have been converted to United States dollars ($) for comparison purposes only using the performance period year end rate of 1.2155 $/Euro.

In February each year, the Compensation Committee, in consultation with the Audit Committee, determines the degree to which the pre-established MIP performance metrics have been met. The

Compensation Committee also decides whether to award bonuses to the NEOs, and at what level. The amount ultimately received by the NEOs and other eligible executives depends on the achievement of performance metrics. The Compensation Committee may in its discretion adjust downward any bonus earned by any NEO or other executive. Any downward adjustment to the CEO’s bonus requires approval by the independent members of the Board. The Compensation Committee does not have discretion to increase any bonus earned by any NEO or other executive.

For 2014, the Compensation Committee adopted a MIP design consistent with the design used in 2013, incorporating the following two metrics for all NEOs:

•	ONI – defined as net income determined in accordance with accounting principles generally accepted in the United States (“US GAAP”), adjusted to exclude after-tax pension income or pension expense, gains from the sale of timberlands and certain other items as specified by the Committee.

•	Free Cash Flow – defined as operating cash flows minus capital expenditures, and adjusted to exclude certain items as specified by the Committee.

•	The Company’s business unit leaders (Messrs. Rapp and Janki in 2014) were also measured on operating profit for their respective business units in addition to the Company’s ONI and Free Cash Flow. Operating profit is determined in accordance with US GAAP and is adjusted to exclude pension expense and certain non-recurring items as determined by the Committee.

These metrics were originally chosen to focus NEOs and other key executives on generating earnings and effectively managing cash flow. The Committee supported using these metrics in 2014 to reinforce the Company’s operational and strategic objectives.

In 2014 the performance metrics were weighted as follows for the NEOs:

The targeted performance levels of ONI, Free Cash Flow, and business unit operating profit were derived using the Company’s 2014 budgeted levels that were approved by the Board of Directors.

The Committee incorporated a requirement that the Company achieve minimum performance before any bonus may be earned (“Bonus Threshold Performance”). For 2014, the Bonus Threshold Performance was 80% of the financial target. A maximum performance (“Maximum Performance”) was established at 140% of the financial target for each metric. Payment amounts for achieving the Bonus Threshold Performance was 50% of the NEOs’ target bonus opportunities; payment amounts for achieving the maximum performance was 200% of the NEOs’ target bonus opportunities. The threshold and maximum payout opportunities are based on advice received from the Consultant regarding market practices and remained unchanged from 2013.

The following table outlines the approved threshold, target and maximum payment opportunities and financial goals for the NEOs under the 2014 MIP, as well as the weighted payout results based on the performance metric weights shown in the chart above:

NEO MIP Performance Metrics and Payout Levels
Performance metric (millions)	Threshold (50%)	Target (100%)	Maximum (200%)	Actual 2014 Result	Metric Achievement Factor	MIP Payout % (weighted)
Operating Net Income	$69.7	$87.1	$121.9	$71.1	54.1%	} 43.3%
Free Cash Flow	56.6	70.7	99.0	38.2	0
Specialty Papers Business Unit Operating Profit (1)	44.2	55.2	77.3	38.6	0	26.0
Composite Fibers Business Unit Operating Profit (1)	65.3	81.7	114.3	68.2	58.9	49.5

(1) Business unit NEO metric weighting: 48% ONI, 12% Cash Flow, 40% Business Unit Operating Profit

The resulting MIP payments for our NEOs based on the financial results above were as follows:

NEO MIP Payments
NEO	2014 MIP Target Bonus	2014 MIP Payout Percent	2014 MIP Payment
Parrini	$872,100	43.3%	$377,619
Jacunski	285,223	43.3	123,502
Rapp (1)	198,687	49.5	98,350
Astley	139,825	43.3	60,544
Janki	193,125	26.0	50,213
(1)	Mr. Rapp’s target bonus is calculated in Euros. Amounts presented here have been converted to United States dollars ($) using the performance period year end rate of 1.2155 $/Euro.

Long-Term Incentives: The Long-Term Incentive Plan

The Compensation Committee believes long-term compensation provides strong incentives for executives to deliver and sustain long-term financial performance to its shareholders. Generally in February each year the Committee determines the amount of long-term compensation to be granted to executives by targeting the 50th percentile of the market but provides flexibility to deviate from the target. The Company’s 2014 Long-Term Incentive Plan (“LTIP”) is designed to be 100% performance-based. The design is consistent with 2013 and is comprised of performance shares awards (“PSAs”) and Stock Only Stock Appreciation Rights (“SOSARs”). Awards granted under the Company’s LTIP typically vest over a three year period except in the case of retention awards which typically vest in five years. The Committee has the flexibility to adjust the vesting period for new awards if the need arises to attract and employ newly-hired executives and offset potential loss of compensation from a former employer. The Committee did not make any such adjustments in 2014 for the NEOs.

2014 LTIP
Equity Vehicle (Weight)	Compensation Opportunity	Financial Performance Metrics	Objective
PSAs (50%)

•     Ability to earn shares of Company common stock upon the attainment of pre-established three year performance goals (January 1, 2014 through December 31, 2016)

•     Threshold performance level: 50% of a NEOs target opportunity for 80% achievement.
Maximum performance level: 200% of a NEOs target opportunity for 140% achievement.

•     Weighted 40% on cumulative adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and pension expense and excluding unusual items)

•     Weighted 60% on Return on Capital Employed (“ROCE”) – three-year average

• Align Executive and shareholders’ interests to drive stock price appreciation • Drive long-term earnings growth and effective utilization of capital
SOSARs (50%)	• Ability to realize value is entirely dependent on appreciation in the Company’s common stock price upon vesting.	• Company Stock Price	• Align Executive and shareholders’ interests to drive stock price appreciation

The PSAs and SOSARs granted to the NEOs during 2014 were based on NEOs’ overall responsibilities and individual performance, and information provided by the Consultant based on a market analysis for each position. The following table provides an overview of the 2014 SOSARs and PSA target awards granted in 2014:

2014 LTI Grants (1)
	SOSARs	Performance Shares
NEO		Minimum Shares (0% payout below threshold)	Performance Share Target (100% payout)	Maximum Shares (200% payout at Maximum)
Parrini	82,997	0	19,747	39,494
Jacunski	30,230	0	7,190	14,380
Rapp	14,730	0	3,510	7,020
Astley	16,070	0	3,820	7,640
Janki	21,990	0	5,230	10,460

(1)	Additional details regarding the NEOs’ 2014 LTI grants can be found in the Grants of Plan-Based Awards table.

Senior Leaders’ Retention Grants

Messrs. Jacunski, Rapp and Astley were provided a retention grant in February 2014. The grants were comprised of restricted stock units of which Mr. Jacunski received 15,892, Mr. Rapp received 14,988, and Mr. Astley received 10,371. The Board of Directors believes Messrs. Jacunski, Rapp and Astley are essential to executing the Company’s strategic plan. The amount of the grants was determined to be sufficient to provide a strong retention incentive and sufficient reward for their leadership over an extended period. These NEOs must remain continuously employed for five years to receive the award.

Vesting of 2012 Performance Share Grants

2014 represents the fourth consecutive year the LTIP program was designed to include PSAs with a three-year performance period. The chart below illustrates the overlapping performance cycles for PSA grants:

PSAs granted in 2012 vested on December 31, 2014 following the conclusion of the three-year performance period. The following table illustrates the pre-determined performance goals, as well as the final results and payout level based on actual performance delivered by the NEOs during the performance period:

Performance Share Performance Goals
	Cumulative Adjusted EBITDA (millions) – Weighted 40%	ROCE – (three year average) Weighted 60%
Target	$596.1	10.9%
Actual	$534.8	8.7%
Percent Achievement	74.3%	50.0%
Payout Percent	59.7%

The target performance shares and shares awarded to the NEOs are as follows:

NEO Performance Shares Earned from 2012 Grant
NEO	Target Performance Shares (1)	Payout (as a % of Target)	Actual Shares Awarded
Parrini	30,731	59.7%	18,346
Jacunski	12,453	59.7	7,434
Rapp	6,828	59.7	4,076
Astley	8,010	59.7	4,781
Janki(2)	14,470	59.7	8,638
(1) Target shares include dividends accrued during the performance period.
(2) Mr. Janki was granted performance shares as part of the 2012 to 2014 performance period upon starting in 2013, to immediately align his interests with the long-term objectives of the Company.

The Company’s 2015 LTIP design continues to be 100% performance-based and consists of PSAs and SOSARs, each weighted 50%. The Committee has again selected cumulative adjusted EBITDA and ROCE as the dual criteria for determining the attainment of PSAs. The weightings for these two performance metrics will remain 40% and 60%, respectively, of each NEO’s performance share award. Payment amounts for achievement of the threshold performance levels equal 20% of the target PSAs; achievement of the maximum performance results in payments equal to 200% of the target PSAs.

Perquisites

Perquisites are offered to certain NEOs on a limited basis. The Compensation Committee believes perquisites should be a minimal part of executive compensation. Perquisites include a country club membership for Mr. Parrini, and, as is customary for executives in Europe, a car allowance for Mr. Rapp. All NEOs are eligible to receive a company-paid executive physical and executive long term disability coverage. The U.S. NEOs who elect to receive executive long term disability coverage receive imputed income. Perquisite details can be found in the Summary Compensation Table.

Post-Employment Compensation

The Compensation Committee believes offering post-employment compensation allows the Company to attract, retain, and motivate qualified employees and executives in the current competitive marketplace.

The Company provides qualified and non-qualified pension plans for U.S.-based employees and other arrangements for those outside of the U.S. Regarding the qualified pension, those hired prior to 2007 participate in a traditional pension and those hired beginning in 2007 take part in a cash balance pension.

Non-qualified pension plans consist of a Supplemental Executive Retirement Plan (“SERP”) and a Supplemental Management Pension Plan (“SMPP”). The SERP consists of two post-employment benefits for certain NEOs as approved by the Committee, or the Board of Directors in the case of the CEO. The SMPP provides an Early Retirement Supplement.

The NEOs participate in the following pension plans:

	Qualified Pension Plan		Non-Qualified Pension Plans		Non-U.S. Plans
	Traditional	Cash Balance	SERP Restoration	SERP FAC	SMPP	Other Arrangement
Parrini	Ö		Ö	Ö
Jacunski	Ö		Ö		Ö
Rapp						Ö
Astley		Ö	Ö
Janki		Ö	Ö

Mr. Rapp is a German citizen who does not participate in the U.S. plans, and has a separate individual retirement pension contract with the Company.

Details regarding pension benefits and potential payments to the NEOs under these plans are discussed in the Pension Benefits section.

Nonqualified Deferred Compensation

None of the NEOs have deferred compensation.

Additional Compensation Policies and Practices

Change-in-Control Arrangements

The Company has entered into Change-in-Control Agreements with each of the NEOs and certain other executives. The Compensation Committee believes these arrangements will serve as an incentive for executives to act in the interest of shareholders during a takeover despite the risk of losing their jobs. Generally, these agreements provide for severance and other benefits to be paid to executives upon a qualifying change in control (as defined in the agreements), including an amount to cover applicable excise taxes (a “ tax gross-up”) imposed under the Internal Revenue Code (the “Code”). Since 2011, all new Change-in-Control Agreements do not provide a tax gross-up provision; therefore, Messrs. Astley and Janki are not subject to any tax gross-up provisions.

The Company’s equity grant agreements outline the terms and conditions for accelerating equity vesting if a change in control occurs. All grant agreements include “double trigger” provisions that accelerate vesting in the event of a change of control only if the executive is terminated without “Cause” or resigns with “Good Reason” (as defined in the applicable agreement). Additional details on potential payments in the event of a change-in-control are discussed beginning on page 54.

Clawback Policy

The Compensation Committee has the discretion to recover or “claw back” incentive compensation when the basis for recouping performance-based compensation is triggered by a material financial restatement, if performance-based compensation is paid within a three-year period prior to restatement that is in excess of what the NEO or executive officer would have otherwise received absent the material noncompliance. Recoupment is applicable to an executive directly accountable for the cause of the restatement and could apply to any officer in an upward reporting hierarchy to the responsible individual. In addition, a recoupment could occur for compensation paid in a fiscal year when an officer engages in intentional misconduct in performing his or her duties.

Executive Share Ownership Guidelines

The Compensation Committee believes it is important to require the Company’s senior executives, including NEOs, to meet minimum stock ownership guidelines (the “Executive Share Ownership Guidelines”).

The Company revised executive share ownership guidelines in 2014 to effectively align with the interests of our shareholders and the Company’s long-term growth strategy. The Committee determines the guidelines using a multiple of each senior executive’s base salary. Depending on the executive’s position, the Executive Share Ownership Guidelines require the executive to own sufficient Company stock that ranges in value from two times to, in the case of the CEO, five times the senior executive’s base salary. The value of required ownership is adjusted annually for salary increases and the number of shares needed to be owned will be affected by changes in stock price. Directly owned shares, vested restricted shares, beneficially owned shares held indirectly (e.g. by family members, trusts, etc.) and shares held in the 401(k) plan are eligible toward satisfying ownership guidelines. There is no required time period for attaining the guideline level. Until the guideline level is attained, executives must retain

50% of net profit shares realized at exercise of stock options, payment of performance shares and vesting of restricted shares. In June of each year the number of shares required will be calculated based on the NEO’s annual salary at that time and the average of the prior year’s average monthly stock prices. The Committee will review executives’ progress toward satisfying the requirements annually.

The chart below shows the share ownership guidelines for 2014, as set by the Committee in June, and NEO share holdings toward these guidelines:

2014 Share Ownership Guidelines
Name	Ownership Guideline (Relative to Base Salary)	# of Shares Required (as of 6/3/2014)	# of Shares held as of 12/31/2014
Parrini	5X	188,310	80,595
Jacunski	3X	58,500	53,365
Rapp	2X	36,910	48,603
Astley	2X	25,490	4,869
Janki	2X	31,690	161

Insider Trading Policy

The Company has an Insider Trading Policy that prohibits certain employees, including all of the NEOs, from purchasing or selling Company’s securities during certain periods, and requires these employees to pre-clear purchases or sales of Company’s securities with the Company’s General Counsel. The Insider Trading Policy includes standard quarterly trading blackout periods and a policy prohibiting the hedging and/or pledging of Company shares.

Results of 2014 Say-on-Pay Vote

An advisory shareholder vote on the Company’s executive compensation practices (“say-on-pay”) was held at the 2014 Annual Meeting as required by Dodd-Frank legislation. Glatfelter’s 2014 Say-On-Pay vote passed with 96.7% support. After receiving a favorable say-on-pay vote from shareholders since the inception of advisory shareholder voting on compensation, the Compensation Committee continued to apply the same general principles in 2014 as were used in 2011 through 2013 in determining the amounts and types of executive compensation.

Tax Deductibility under Section 162(m)

Certain awards made under the LTIP and the 2005 MIP will qualify as performance-based compensation that will be exempt from the federal income tax $1 million deduction limitation imposed under Section 162(m) of the Code. The Committee has established procedures to maintain tax deductibility; however the Committee has not established a policy requiring all executive compensation be exempt from the limitations on business deductions provided in Section 162(m) of the Code, as amended. The Committee expects that all 2014 MIP bonus payments, payments under the performance shares of the LTIP or any compensation received by executives from the exercise of stock options or SOSARs will be exempt from the Section 162(m) deduction limitation as performance-based compensation.

Role of the Compensation Committee and Consultant Independence

The Compensation Committee has the authority to engage independent compensation consultants, legal counsel or other advisors as needed. The Committee provides oversight and approves related fees and retention terms of the consultants, counsel or advisors, and may select a compensation consultant, legal counsel or other advisor only after assessing that person’s independence from Management or members of the Committee.

The Committee has engaged Compensation Strategies, Inc. (the “Consultant”), an independent executive compensation consulting firm, to provide advice and assistance to the Committee and to the Company’s Management in the area of executive and non-employee directors’ compensation for the Company. The Consultant reports directly to the Committee and has been authorized by the Committee to work with certain executive officers of the Company and other employees in the Company’s human resources, legal and finance departments.

The Company has engaged Morgan Lewis & Bockius, LLP as external legal counsel to provide advice and assistance on executive compensation programs. The Committee authorized Morgan Lewis to work with certain executive officers and other employees in the human resources and legal departments. Morgan Lewis provides no other services, such as human resources, benefits or related services to the Company, Committee or the Board of Directors.

The Chair of the Committee is responsible for leading the Committee and developing meeting agendas. The Committee may form subcommittees and delegate authority. The meetings of the Committee are regularly attended by the Committee’s independent compensation consultant. The CEO, CFO, Senior Vice President of Human Resources and Administration and the Vice President, General Counsel & Secretary also generally attend the Committee meetings. All members of Management present at the meeting, including the CEO, are asked to leave prior to any discussion of their compensation. The Committee holds a final executive session with only independent Board Committee members present before approving any compensation.

The Committee has established several practices to ensure the Consultant’s independence, candor and objectivity. The Consultant is engaged by and reports directly to the Committee, frequently meets separately with the Committee with no members of Management present and consults with the Committee’s chairman between meetings. Management periodically reports to the Committee the fees paid for services performed by the Consultant, and the Committee approves the annual work plan and budget for the Consultant.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with Company Management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the year ended December 31, 2014.

The information disclosed in this report shall not be considered as “soliciting material,” or to be “filed” with the SEC. This information is not subject to Regulation 14A, 14C or the liabilities of Section 18 of the Exchange Act.

Lee C. Stewart (Chair)

Kathleen A. Dahlberg

Nicholas DeBenedictis

J. Robert Hall

Summary Compensation Table

The following table sets forth certain information concerning compensation of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the Company’s three most highly compensated executive officers in 2014 other than the Chief Executive Officer and the Chief Financial Officer.

Name and Principal Position in 2014	Year	Salary	Stock Awards (1)	Option Awards (2)	Non- Equity Incentive Plan Compen- sation (3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(4)	All Other Compensation (5)	Total
Dante C. Parrini	2014	$912,333	$590,238	$817,520	$377,619	$1,545,000	$73,821	$4,316,531
Chairman &	2013	834,292	3,180,550	553,110	760,665	156,000	66,062	5,550,679
Chief Executive Officer	2012	658,875	454,563	423,096	666,319	930,000	57,569	3,190,422

John P. Jacunski	2014	$472,438	$689,921	$297,766	$123,502	$331,000	21,996	$1,936,623
Executive Vice President	2013	438,412	228,398	224,494	248,778	83,000	22,587	1,245,669
& Chief Financial Officer	2012	417,536	184,198	167,936	266,686	146,000	15,277	1,197,633

Martin Rapp (6)	2014	$431,798	$552,905	$145,091	$98,350	$785,000	$24,498	$2,037,642
Senior Vice President &	2013	401,397	127,235	125,114	211,702	179,000	25,549	1,069,997
Business Unit President,	2012	379,787	100,997	92,094	151,500	474,000	23,467	1,221,845
Composite Fibers

Christopher W. Astley (7)	2014	$308,369	$424,169	$158,290	$60,544	$26,000	$14,959	$992,331
Senior Vice President &
Business Unit President,
Advanced Airlaid Materials

Brian E. Janki	2014	$385,313	$156,325	$216,602	$50,213	$-	$52,873	$861,326
Senior Vice President &	2013	143,466	811,517	-	44,750	-	603,062	1,602,795
Business Unit President,
Specialty Papers

(1)	The amounts reflect the fair market value of RSUs and/or Performance Share Awards (“PSAs”) granted in 2014, 2013 and 2012. The method used to calculate these amounts is set forth in note [10] to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. With respect to PSAs, dividends paid on the Company’s common stock are assumed to be reinvested by the recipient in additional PSAs. RSUs granted to the NEOs in 2013 and 2014 earn deemed dividends in the form of additional units, in lieu of a cash payment.

(2)	The amounts reflect the dollar value recognized, in accordance with the Financial Accounting Standards Board Accounting Standards Codification “FASB ASC” No. 718 for financial statement reporting purposes during 2014, 2013 and 2012. The method used to calculate these amounts is indicated in note [10] to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

	2014	2013	2012
Dividend yield	1.48%	2.18%	2.31%
Risk-free rate of return	1.74	0.99	1.02
Volatility	37.59	39.62	41.48
Term	6 years	6 years	6 years

(3)	The 2014, 2013 and 2012 amounts reflect cash payments under the Company’s 2005 Management Incentive Plan (the “MIP”) as amended and restated. See discussion of the MIP in the Compensation Discussion and Analysis section.

(4)	For each of the Named Executive Officers, the amounts reflect the actuarial increase in the present value of such Named Executive Officer’s benefits under all pension plans established by the Company, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements. None of the NEOs have deferred compensation.

(5)	Other compensation includes the following:

	401(k) Match	Perquisites (i), (ii)	RSU Dividends	PSA Dividend Shares	Life Insurance Premium (iii)	Other Compen- sation (iv)	Other Relo (v)	Total
2014
Parrini	3,900	11,684	28,291	23,938	804	5,204	-	73,821
Jacunski	3,900	-	2,860	9,703	417	5,116	-	21,996
Rapp	-	15,681	3,001	5,320	496	-	-	24,498
Astley	3,767	-	645	6,241	272	4,034	-	14,959
Janki	3,900	-	-	5,260	339	2,922	40,452	52,873

i	The amount included in the “Perquisites” column for Mr. Parrini represents country club dues paid by the Company.

ii.	The amount included in the “Perquisites” column for Mr. Rapp represents a car allowance paid for by the Company.

iii.	The amounts included in the “Life Insurance Premium” column represent the annual premium paid by Company. For Mr. Rapp the amount is paid in Euros (€). Amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2014, or 1.3290 $/€.

iv.	The amounts included in the “Other Compensation” column consist of premiums for executive long-term disability coverage and the cost of annual executive physicals paid by the Company.

v.	The amounts included in the “Other Relo” column for Mr. Janki represent relocation related payments made as part of his employment offer and Company relocation policies.

(6)	Mr. Rapp’s cash compensation is paid in Euros (€). Amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2014, or 1.3290 $/€ (performance period year-end rate of 1.2155 $/€ was used for non-equity incentive calculation conversion). Mr. Rapp’s cash compensation (not including automobile expense reimbursement) was €324,910, €320,217 and €295,370 for 2014, 2013 and 2012, respectively.

(7)	Mr. Astley was not a Named Executive Officer prior to 2014.

Grants of Plan-Based Awards

The following table, including footnotes, sets forth information concerning grants of plan-based awards in 2014:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)					All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)
Parrini	02/12/14	436,050	872,100	1,744,200
	02/26/14				19,747	(2)			501,118
	02/26/14						82,997	29.89	501,118

Jacunski	02/12/14	142,612	285,223	570,446
	02/26/14				7,190	(2)			182,500
	02/26/14						30,230	29.89	182,500
	02/26/14				15,892	(4)			475,000

Rapp	02/12/14	99,343	198,687	397,374
	02/26/14				3,510	(2)			88,955
	02/26/14						14,730	29.89	88,955
	02/26/14				14,988	(4)			448,000

Astley	02/12/14	69,913	139,825	279,650
	02/26/14				3,820	(2)			97,000
	02/26/14						16,070	29.89	97,000
	02/26/14				10,371	(4)			310,000

Janki	02/12/14	96,563	193,125	386,250
	02/26/14				5,230	(2)			132,750
	02/26/14						21,990	29.89	132,750

(1)	The amounts shown represent awards under the Company’s Management Incentive Plan. Threshold payments equal 50% of the target amount and maximum payments equal 200% of the target amount shown. For 2014, the Company’s operating net income resulted in a MIP payment made in February 2015 equal to 43.3% of target for Messrs. Parrini, Jacunski and Astley; 49.5% for Mr. Rapp; and 26% for Mr. Janki.

(2)	The amounts shown reflect the target amount of a PSA to the Named Executive Officers under the LTIP. The actual number of shares paid out will range from 0% to 200% of the target amount, depending upon attainment of performance goals.

(3)	The amounts shown reflect grants of SOSARs to the Named Executive Officers under the LTIP. The method used to calculate the fair value of SOSAR awards is indicated in note [10] to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

(4)	The amounts shown reflect retention grants of RSUs with a five-year cliff vesting provision.

Outstanding Equity Awards at Fiscal Year-End

The following table, including footnotes, sets forth information concerning outstanding equity awards as of December 31, 2014:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) (2)		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested( #)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
	Exercisable	Unexercisable
Parrini	45,760 169,510 66,300 88,140 56,753 32,670 0	0 0 0 0 28,377 65,340 82,997	13.44 9.91 13.95 12.56 15.61 18.36 29.89	03/05/18 05/05/19 03/03/20 03/03/21 03/06/22 03/05/23 02/26/24	03/03/10 06/28/10 03/06/12 03/05/13 12/12/13 02/26/14	1,767 55,360 29,120 30,640 100,000 19,747	(3) (4) (5) (5) (4) (6)	$45,182 1,415,555 744,598 783,465 2,557,000 504,931

Jacunski	27,250 101,170 44,880 39,300 22,527 13,260 0	0 0 0 0 11,263 26,520 30,230	13.44 9.91 13.95 12.56 15.61 18.36 29.89	03/05/18 05/05/19 03/03/20 03/03/21 03/06/22 03/05/23 02/26/24	03/03/10 03/06/12 03/05/13 02/26/14 02/26/14	1,197 11,800 12,440 7,190 15,892	(3) (5) (5) (6) (4)	$30,607 301,726 318,091 183,848 406,358

Rapp	12,353 7,390 0	6,177 14,780 14,730	15.61 18.36 29.89	03/06/22 03/05/23 02/26/24	03/03/10 03/06/12 03/05/13 02/26/14 02/26/14	673 6,470 6,930 3,510 14,988	(3) (5) (5) (6) (4)	$17,209 165,438 177,200 89,751 383,243

Astley	8,000 20,710 14,487 7,200 0	0 0 7,243 14,400 16,070	11.92 12.56 15.61 18.36 29.89	07/23/20 03/03/21 03/06/22 03/05/23 02/26/24	07/03/10 03/06/12 03/05/13 02/26/14 02/26/14	500 7,590 6,750 3,820 10,371	(3) (5) (5) (6) (4)	$12,785 194,076 172,598 97,677 265,186

Janki	0	21,990	29.89	02/26/24	08/14/13 08/14/13 02/26/2014	14,116 15,599 5,230	(7) (7) (6)	$360,946 398,866 133,731

(1)	Calculated based on the closing price of the Company’s common stock on December 31, 2014 ($25.57).

(2)	Represents SOSARs with a 10-year term, which vest ratably, with one third of the grant vesting on the first, second and third anniversaries of the grant date of the SOSARs. All SOSARs are settled in shares of the Company’s common stock. For more information on SOSARs, see the discussion of long-term incentive compensation in the “Compensation Discussion and Analysis” section.

(3)	Represents RSUs that vest ratably, with one third of the units vesting on the third, fourth and fifth anniversaries of the grant date of the RSUs, with all shares delivered at the time of final vesting.

(4)	Represents RSUs that vest 100% on the fifth anniversary of the grant date, with all shares delivered on the vesting date.

(5)	The amount shown reflects the target amount of a PSA. The actual number of shares paid out ranges from 0% to 150% of the target amount, depending upon attainment of performance goals. In February 2015, the Board approved a payout of 59.7% of the PSA granted on March 6, 2012, for the 2012-2014 performance period.

(6)	The amount shown reflects the target amount of a PSA. The actual number of shares paid out will range from 0% to 200% of the target amount depending upon attainment of performance goals.

(7)	Represents pro-rated PSA grants to Mr. Janki upon commencement of his employment.

Options Exercised and Stock Vested

The following table, including footnotes, sets forth information concerning stock grants that vested and stock appreciation rights that were exercised during fiscal 2014:

	Stock Appreciation Rights		Stock Awards
	No. of Shares Acquired on Exercise	Value Realized on Exercise	No. of Shares Acquired on Vesting (Payout)		Value Realized on Vesting		Total Value Realized from all Exercised and Vested Grants
			RSUs(1)	PSAs(2)	RSUs(3)	PSAs(4)
Parrini	34,148	$915,190	10,510	20,499	$272,735	$597,341	$1,785,266
Jacunski	19,355	508,660	6,270	9,137	162,707	266,252	937,619
Rapp	74,781	1,892,728	3,860	5,080	100,167	148,031	2,140,926
Astley	-	-	-	4,814	-	140,280	145,094
Janki	-	-	-	-	-	-	-
(1)	Represents RSUs granted on May 5, 2009, on which all restrictions lapsed and shares paid out on May 5, 2014.
(2)	Represents PSAs granted on March 3, 2011, with a performance period of January 1, 2011–December 31, 2013, and a vesting date of December 31, 2013, for which shares were paid out on February 14, 2014.
(3)	Based on the closing price of the Company’s common stock of $25.95 on the payout date.
(4)	Based on the closing price of the Company’s common stock of $29.14 on the payout date.

Pension Benefits

Current Pension Benefits of NEOs

The following table, including footnotes, sets forth information concerning pension benefits during fiscal year 2014.

Name	Age	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Parrini	50	Traditional Pension	17	524,000	-
		SERP	17	3,846,000	-
Jacunski	49	Traditional Pension	11	286,000	-
		SERP	11	479,000	-
		SMPP	11	62,000	-
Rapp	55	Retirement Pension Contract	12(2)	1,988,000	-
Astley	42	Cash Balance Pension	4	60,000
		SERP	4	4,000
Janki	42	Cash Balance Pension	1	20,000	-
		SERP	1	6,000	-

(1)	The present value of accumulated benefits set forth above is based on actuarially determined assumptions including (i) discount rates of 4.26% (traditional Pension), 4.36% (SERP) and 2.00% (Mr. Rapp); (ii) mortality rates for U.S.-based employees are derived from RP-2014 and reflect actuarially determined adjustments resulting in a 0.75% ultimate improvement rate and for Mr. Rapp the Heubeck Richtafeln 2005G mortality; and (iii) assumed retirement ages ranging from age 62 to age 65 based on plan provisions with no pre-retirement decrements.

(2)	Mr. Rapp’s years of credited service include four (4) years of pre-participation service granted under his contractual agreement. The portion of the present value of Mr. Rapp’s accumulated benefit attributable to this 4-year service credit is $437,000.

Qualified Pension Plan

All U.S.-based NEOs participate in the Qualified Pension Plan, which is a tax-qualified defined benefit pension plan. The Qualified Pension Plan has two methods under which participant benefits are determined—the traditional and the cash balance pensions.

Traditional Pension

Messrs. Parrini and Jacunski were plan participants on January 1, 2007, and are eligible for a normal unreduced retirement pension beginning at age 65 equal to:

1.4% of final average compensation multiplied by years of benefit service (to a maximum of 25) + 0.5% of final average compensation for each year of benefit service in excess of 25

Final average compensation (“FAC”) means the participant’s highest average compensation over any consecutive five-year period that spans the ten-year period preceding the year of the participant’s retirement.

Eligible compensation includes salary as listed in the Summary Compensation Table plus paid bonus (to a maximum of the IRS limit, which was $260,000 for 2014).

The Qualified Pension Plan provides for early retirement benefits for participants who retire at or after age 55 and prior to age 65. The amount of the monthly early retirement pension is reduced on account of its early commencement, at the rate of 2.5% per year.

Cash Balance Pension

Messrs. Astley and Janki were hired after January 1, 2007, and therefore participate in the cash balance pension. At the end of each month, the Company determines contribution credits equal to 5.5% of eligible monthly base pay. Interest is accrued on the account balance at the end of each month based on an external index (Moody’s As Nominal bond yield). Full vesting is completed after three years of service.

Eligible monthly earnings multiplied by 5.5% + Interest Credits = Cash Balance Account Balance

Non-Qualified Pension Plans

The Company also sponsors non-qualified pension plans for certain executives.

Supplemental Executive Retirement Plan (“SERP”)

The SERP consists of two post-employment benefits for certain NEOs who have been approved for participation by the Compensation Committee, or by the Board in the case of the CEO.

Restoration Pension Benefit

The first benefit available under the SERP, the “Restoration Pension Benefit,” provides those executives whose benefits under the Qualified Pension are reduced due to legal limits with a supplemental pension benefit. The supplemental benefit restores the portion of the pension benefit that was earned but not able to be paid under the Qualified Pension because of the legal limits provided in the Code. Eligible executives may receive the Restoration Pension Benefit as either an annuity or a lump sum, depending on the value of the benefit at the time the executive terminates employment with the Company. Employees will generally be eligible for the Restoration Pension Benefit if they have at least one (1) year of pensionable compensation in excess of the Code’s annual compensation limit for qualified pension plans.

Final Average Compensation or “FAC” Pension

The second post-employment benefit available under the SERP is referred to as the FAC Pension. The FAC Pension pays a pension benefit equal to 2% of the executive’s average compensation over the five years immediately preceding his retirement, multiplied by the participant’s years of benefit service under the Qualified Pension Plan, up to a maximum of 27.5 years, offset by an equivalent value of the participant’s benefits under the Qualified Pension Plan (and certain Company-sponsored nonqualified defined benefit pension arrangements, including the Restoration Pension). The FAC Pension is payable following the executive’s retirement on or after age 55 in the form of an annuity or a lump sum, depending on the value of the benefit at the time it is scheduled to commence. If the FAC Pension is payable prior to age 62, the monthly amount of the benefit is reduced to reflect its early commencement. A survivor benefit is also payable under the FAC Pension to the participant’s surviving spouse in the event of the participant’s death before the FAC Pension commences. As of 2014, only Mr. Parrini was eligible for the FAC Pension, and he has elected a lump sum distribution of his FAC Pension.

Supplemental Management Pension Plan (“SMPP”)

The SMPP provides an Early Retirement Supplement to benefits otherwise provided by the Qualified Pension Plan if the participant retires early. Normal retirement age under the Qualified Pension Plan is age 65; however, a participant at least age 55 may either:

•	Elect early retirement and receive a reduced monthly early retirement pension that begins immediately following retirement, or

•	Postpone the start of the pension until a later date, but not later than age 65.

If the participant agrees to postpone his or her Qualified Pension Plan pension until at least thirty-six (36) months following early retirement, then the Early Retirement Supplement will pay a supplemental benefit during the 36-month period. The Early Retirement Supplement is equal to the sum of the monthly amount of the Qualified Pension Plan benefit and the SERP Restoration Pension benefit in the form of a single life annuity. The benefit begins on the first day of the month following early retirement and continues for 36 months (or until normal retirement date), at which time the Qualified Pension Plan pension begins to be paid. Distribution of any SMPP benefit to a participant who is a key employee under IRS Section 409A must be delayed until six months following retirement or termination.

Other Pension Arrangements

Mr. Rapp’s Pension Agreement

Mr. Rapp is covered under a Retirement Pension Contract, dated October 31, 2007, negotiated with the Company at the time of his hire to offset loss from his prior employer. Under this arrangement, he is eligible for a normal retirement benefit after having attained age 65.

Mr. Rapp’s normal retirement benefit is based on 1.5% of his pensionable income multiplied by his years of service. Pensionable income is the average of his base pay plus bonus for the five years immediately preceding his retirement. Mr. Rapp is eligible for an early retirement benefit after reaching age 60. His early retirement benefit equals his normal retirement benefit reduced by 2.5% per year. Mr. Rapp’s normal form of benefit is a 60% joint-and-survivor annuity.

Potential Payments upon Termination or Change in Control

Payments upon Termination

Payments made to a NEO upon involuntary termination by the Company are made in accordance with the Company’s executive termination guidelines.

Change in Control Agreements

The Company has entered into Change in Control (“CIC”) Employment Agreements with each of the NEOs that provide for severance and other benefits to be paid to these executives in connection with a qualifying change in control (as defined in the agreements) and are intended to serve as an incentive for executives to act in the interest of shareholders during a change in control despite the risk of losing their jobs.

For purposes of payments made upon termination of employment due to a change in control, a “change in control” means:

•	the acquisition of direct or indirect beneficial ownership of 20% or more of the combined voting power of the Company’s outstanding voting securities by any person, entity or group, excluding the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries; and any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P. H. Glatfelter;

•	in any twelve (12) month period, the ceasing of individuals who constitute the Board to constitute at least a majority of the Board, other than any person becoming a Director whose election was approved by at least a majority of incumbent Directors, excluding any such person whose initial election occurs as a result of an actual or threatened election contest; or

•	the consummation of (i) a reorganization, merger or consolidation in which shareholders of the Company immediately prior to such event do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities; or (ii) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company to a third party.

As of December 31, 2008, the Company had entered into CIC agreements with Messrs. Parrini, Jacunski and Rapp. Mr. Astley’s CIC agreement was entered into on July 27, 2012, and Mr. Janki’s on August 14, 2013. Under these agreements, each employee’s employment with the Company would continue for two (2) years from the date of a change in control or each would become entitled to additional payments and benefits if his employment was terminated under certain conditions within such two-year period. During such period, the employee would continue in a position at least equal to the position held prior to the change in control and would receive compensation and benefits from the Company at least equal to those paid prior to the change in control.

Tax Gross-Up Payments. For CIC Agreements in effect before 2011, if any payment or benefit is paid to an executive during the two-year period following a change in control and subject to excise tax imposed by the Code, then an additional payment would be made to the NEO so that the amount he receives on a net basis would be the same amount he would have received absent the excise tax. Beginning in 2011, the provision for excise tax gross-ups was eliminated from the standard CIC Agreement for Company executives. Messrs. Astley and Janki’s agreements therefore do not contain a tax gross-up provision.

409A. The CIC Agreement includes provisions in the nature of nonqualified deferred compensation that must conform to the requirements of Internal Revenue Code section 409A. Certain payments triggered by termination of employment following a change in control, for persons who are “key employees” under IRS rules, cannot begin prior to six (6) months following termination of employment.

“Double Trigger” Provisions. A double trigger provision accelerates vesting in the event of a change of control and only if that executive is terminated without “Cause” or quits with “Good Reason” (as those terms are defined in the applicable agreement). As a result, equity awards will accelerate vesting only upon such termination that occurs within two (2) years of a change-in-control event. The Committee believes that the double trigger provision will ensure continuity of management during mergers and acquisitions and assist with retaining key executives, ultimately benefitting shareholders.

Termination for Cause or with Good Reason. As these terms are used in CIC Agreements, “Cause” generally means, but is not limited to, acts of personal dishonesty intended to result in substantial personal enrichment of the NEO at the expense of the Company; violations by the NEO of any Company policy, the violation of which would normally result in termination; violations of the NEO’s obligations under the CIC Agreement; conviction of, or a plea of guilty or no contest to, a felony; or other such conduct that is materially injurious to the Company. “Good Reason” means a material diminution in the NEO’s authority, duties or responsibilities or base salary; the Company’s failure to comply with any of the provisions of the CIC Agreement; or a material change in the office or location of the NEO other than that described in the CIC Agreement.

The following table describes how each element of the NEO’s post-employment compensation would be treated in the event of termination, should the termination result from a change in control as defined below:

Type of Post-Employment Compensation/Treatment upon Termination	Termination without Cause by the Company or for Good Reason by the NEO following a Change in Control	Termination Not in Connection with a Change in Control
Cash Severance	The NEO receives a severance payment in an amount equal to 2X (a) the NEO’s annual base salary (at the highest rate achieved before the date of termination) plus (b) the NEO’s annual bonus, defined as the greater of the NEO’s three-year average bonus and the NEO’s target bonus.

Payments and benefits are provided on a non-discriminatory basis to salaried employees generally. The Compensation Committee or the independent directors of the Board may authorize additional severance benefits if determined to be appropriate. In the past, the Company has agreed to provide additional severance benefits to departing executive officers in order to enter into definitive termination agreements on terms desirable to the Company.

Health & Welfare Benefits

For a period of two (2) years after the date of termination, the Company continues to provide group medical, prescription, dental, disability, salary continuance, group life, accidental death and dismemberment and travel accident insurance benefits at levels substantially equal to those that would have been provided if the NEOs employment had not been terminated.

Health and welfare benefits for U.S. based NEOs cease as of the date eligibility, based on plan requirements, which is typically the last day of employment. For non-U.S. based NEOs, the social benefit system of the resident country governs eligibility for these benefits, rather than employment status.
Short-Term Incentive Compensation (MIP)	The NEO receives a pro-rated bonus payment, defined as the greater of the NEO’s three-year average bonus and the NEO’s target bonus.

The Compensation Committee or the independent directors of the Board may authorize a pro-rata bonus payment if determined to be appropriate in order to enter into definitive termination agreements on terms desirable to the Company.

In the case of termination due to death, disability, or retirement, the NEO receives a pro-rated amount.

Type of Post-Employment Compensation/Treatment upon Termination	Termination without Cause by the Company or for Good Reason by the NEO following a Change in Control	Termination Not in Connection with a Change in Control
Long-Term Incentives

For awards made after March 2009, a
“double trigger” provision applies,
under which RSUs and SOSARs will
accelerate vesting only upon such
termination following a change in
control.

All replacement PSAs will accelerate
(upon a change in control, all
outstanding PSAs are deemed to have
been earned at the greater of target or
actual performance through the
change in control and replaced with
stock in the surviving entity, subject
to vesting conditions until the end of
the PSAs’ original performance
period).

RSUs: If the NEO ceases
employment for any reason
(voluntary or involuntary), other than
death, disability or retirement,
unvested RSUs are forfeited.
Restrictions with respect to vested
RSUs continue until they would
otherwise have lapsed had
employment not been terminated. If
the NEO is terminated for cause, all
outstanding RSUs, vested or
unvested, are forfeited. For grants
prior to 2013 upon death, disability
or retirement, unvested RSUs are
pro-rated. For grants beginning in
2013, upon death or disability vesting
of all RSUs is accelerated and upon
retirement, unvested RSUs are pro-
rated and paid out at end of the grant
term.

SOSARs: If an NEO ceases
employment for reasons other than
death, disability, retirement or
involuntary termination for cause,
then, for a period of ninety (90) days
following such termination, the NEO
may exercise any SOSARs that
vested prior to such termination and
all unvested SOSARs are forfeited. If
the NEO is terminated for cause, all
outstanding SOSARs, vested or
unvested, are forfeited. Upon death,
disability, or retirement, unvested
SOSARs are pro-rated and
exercisable for a period of 3 years.

PSAs: If the NEO ceases employment
for any reason (voluntary or
involuntary), other than death,
disability or retirement, unvested
PSAs are forfeited. Upon death,
disability or retirement, the NEO is
entitled to receive a pro-rated award
following the end of the performance
period, provided that the performance
goals upon which the award is
conditioned are determined to have
been achieved.

Type of Post-Employment Compensation/Treatment upon Termination	Termination without Cause by the Company or for Good Reason by the NEO following a Change in Control	Termination Not in Connection with a Change in Control
401(k) & Pension

In the event that the NEO’s vesting
service is insufficient to have earned
(a) a non-forfeitable interest in a
matching contribution account under
the Company’s 401(k) plan, and (b) a
non-forfeitable interest in an accrued
benefit under the terms of the
Company’s Pension Plan, the
Company pays to the NEO a lump
sum in cash (less applicable
withholdings) in an amount equal to
the sum of:

-    the NEO’s unvested matching
contribution account under the 401(k)
Plan; and

-    the actuarial present value of the
NEO’s unvested normal retirement
pension under the Pension Plan.

If the NEO is a participant in the
Restoration Plan or the FAC Pension,
the NEO becomes fully vested in the
accrued benefit, and the vested
benefit is paid in accordance with the
terms of the respective plans.

If the NEO is a participant in the
SMPP with at least five (5) years of
vesting service, then the Company
must contribute funds, to the extent it
has not already done so, to the trust
serving as a funding vehicle for that
plan as follows:

-    If the NEO is a participant in the
MIP Adjustment Supplement under
the SMPP, the Company shall fund
the trust with sufficient assets to pay
the NEO’s accrued benefit under the
MIP Adjustment Supplement within
five (5) days of the date of
termination; or

-    If the NEO is eligible to receive
the Early Retirement Supplement
under the SMPP, the Company shall
fund the trust with sufficient assets to
pay the NEO’s accrued benefit under
the Early Retirement Supplement,
within five (5) days following either
(i) the date of termination or (ii) the
benefit commencement date with
respect to the NEO’s Early
Retirement Supplement, whichever
occurs later.

If a NEO leaves the Company before
reaching one hundred percent vesting
in the Employer Match Contributions
of a 401(k) plan, the non-vested
portion is forfeited, except upon
attainment of age 65 or death which
would fully accelerate vesting. All
before-tax contributions, rollover
contributions, catch-up contributions
and investment results on these
contributions into a 401(k) plan are
always completely vested.

Pension:

Traditional– Participants generally
vest upon the first to occur of five (5)
years of service or the participant
reaching 55 years of age. As of
December 31, 2006, however, the
plan was amended to fully vest all
participants on that date.

Cash Balance- New hires on and after
January 1, 2007, participate under a
“Cash Balance” plan. Interests under
the plan generally vest upon three (3)
years of service, or upon death or
attaining age 65 if earlier.

Rapp – Mr. Rapp was eligible for a
pension benefit through a special
contractual agreement between him
and the Company which was entered
into during 2007. Under this
arrangement, he is eligible for a
normal retirement benefit after having
attained age 65.

Mr. Rapp is eligible for an early
retirement benefit under his special
arrangement after reaching age 60.
His early retirement benefit equals his
normal retirement benefit reduced by
2.5% per year.

Quantification of Payments upon Termination or Change in Control

The following table, including footnotes, describes the potential payments to the NEOs upon termination of employment or due to a change in control of the Company as if such termination or change in control occurred on December 31, 2014.

	Death or Disability	Retirement	Change in Control
Parrini
Severance Payments	-	-	$4,452,300
RSUs (1)	3,876,165	1,856,135	4,017,729
SOSARs (1)	622,503	622,503	753,733
PSAs (1,2)	690,620	690,620	1,288,396
Excise Tax Gross-Up	-	-	4,827,025
Health & Welfare Benefits (3)	-	-	84,379
Pension (4)	-	-	2,652,000
TOTAL (5)			$18,075,562
Jacunski
Severance Payments	-	-	$1,806,414
RSUs (1)	438,188	98,546	439,259
SOSARs (1)	250,283	250,283	303,392
PSAs (1,2)	273,343	273,343	501,939
Health & Welfare Benefits (3)			61,432
Pension (4)			-
TOTAL (5)			$3,112,436
Rapp
Severance Payments	-	-	$1,390,785
RSUs (1)	399,858	81,340	400,460
SOSARs (1)	138,546	138,546	168,083
PSAs (1,2)	148,050	148,050	266,951
Excise Tax Gross-Up (6)	-	-	773,279
Health & Welfare Benefits (3)	-	-	31,366
Pension (4)	-	-	-
TOTAL (5)			$3,030,924
Astley
Severance Payments	-	-	$1,040,922
RSUs (1)	276,530	56,130	277,971
SOSARs (1)	146,444	146,444	175,968
PSAs (1,2)	147,624	147,624	270,275
Health & Welfare Benefits (3)	-	-	78,474
Pension (4)	-	-	-
Unvested 401(k) Match (7)	-	-	351
TOTAL (5)			$1,843,961
Janki
Severance Payments	-	-	$1,351,875
RSUs (1)	-	-	-
SOSARs (1)	-	-	-
PSAs (1,2)	252,038	252,038	532,598
Health & Welfare Benefits (3)	-	-	75,798
Pension (4)	-	-	6,000
Unvested 401(k) Match (7)	-	-	1,165
TOTAL (5)			$1,967,436

See footnotes on next page

(1)	The values above represent awards for which vesting partially accelerates upon termination as a result of death, disability or retirement. The values are calculated (a) based on the closing price of $25.57 of the Company’s common stock on December 31, 2014, and (b) as if death, disability or retirement had occurred on December 31, 2014. For change in control the value assumes vesting (as determined under applicable award agreements) and exercise on December 31, 2014.

(2)	Assumes achievement of a target performance level at the end of the performance period.

(3)	Based on current type of coverage and premium levels.

(4)	Represents the actuarial present value of unvested retirement plans based on the maximum benefit formula level; present values calculated consistent with calculations in the Pension Benefits table. In the event of termination under any circumstance on December 31, 2014, neither Mr. Jacunski, Mr. Astley nor Mr. Janki would be entitled to an Early Retirement Supplement under the SMPP because they would have been under the age of 55 at the time of termination.

(5)	Does not include payment of present value of vested accrued benefits as listed in the Pension Benefits table or the value of vested options, SOSARs or RSUs.

(6)	Subject to applicability.

(7)	Represents the value of unvested portion of Section 401(k) Company match.

Monthly Termination Payments under SERP

The table below sets forth the various monthly payments that Mr. Parrini, Mr. Jacunski, Mr. Astley or Mr. Janki (or, in certain situations, their spouses) would be entitled to receive for their lifetimes upon termination as of December 31, 2014, under several different circumstances. The payments shown reflect benefit commencement at the earliest possible age. If a SERP participant becomes an employee or officer of a competitor of the Company or uses or discloses confidential information of the Company (except as required by the SERP participant’s duties as an employee of the Company), then all benefits under the SERP are forfeited.

Name	Termination Other than Upon Death or Disability		Termination as a Result of Death(1)	Disability (2)
Parrini	$8,000	(3)	$12,000	$13,000
Jacunski	2,000	(3)	1,000	N/A
Rapp	N/A		N/A	N/A
Astley	-		-	N/A
Janki	N/A		N/A	N/A
(1)	Represents pension survivor benefits payable to the NEO’s spouse for the spouse’s lifetime, commencing at the earliest possible age. The death benefits for both Mr. Parrini and Mr. Jacunski would be payable as a lump sum.

(2)	Represents FAC pension benefit payable beginning upon attaining the age of 55 by Mr. Parrini. The Compensation Committee has the authority to commence the FAC Pension when the SERP participant reaches age 55, if the participant so requests, but the monthly FAC Pension amount would be reduced at the rate potential of 2.5% per year for each year between the participant’s age 62 normal retirement date and the early benefit commencement date.

(3)	Represents the monthly benefit of the Restoration Pension under the SERP, based on service and compensation through December 31, 2014, assuming retirement at age 55. If the NEO separates from service before age 55, the Restoration Pension benefit is determined based on the value of the benefit payable at age 65, reduced by 6% per year to reflect its early commencement. In the event of death following benefit commencement, the surviving spouse receives lifetime monthly payments in an amount equal to 75% of the monthly benefit payable to the NEO for the FAC pension and an amount equal to 50% of the monthly benefit payable to the NEO for the Restoration pension.

Certain Relationships and Related Transactions

Related Party Transactions Policy

The Nominating and Corporate Governance Committee (or its Chair, under some circumstances) will review the relevant facts of all proposed Related Person Transactions and either approve or disapprove of the entry into the Related Person Transaction.

For purposes of this review, as defined in the Nominating and Corporate Governance Committee Charter, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount that is at least $120,000, and in which the Company was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is generally any person who is, or at any time since the beginning of the Company’s last fiscal year was, (i) a Director or executive officer of the Company or a nominee to become a Director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest. There were no Related Person Transactions during 2014.

Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of the Company and its shareholders. No Director may participate in any consideration or approval of a Related Person Transaction in which he or she, or any of his or her immediate family members, is the Related Person.

If a Related Person Transaction that has not been previously approved or ratified is discovered, the Nominating and Corporate Governance Committee, or its Chair, will promptly consider all of the relevant facts. If the transaction is ongoing, the Committee will consider all options and may ratify, amend or terminate the Related Person Transaction. If the transaction has been completed, the Committee will consider if rescission of the transaction is appropriate and if disciplinary action is warranted. The Committee will review all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.

In reviewing the relevant facts related to all proposed Related Person Transactions, the Nominating and Corporate Governance Committee, or its Chair, will take the following considerations into account, along with other factors it deems appropriate:

•	the benefits to the Company of the transactions;

•	the impact on a Director’s independence, in the event the “Related Person” is a Director, an immediate family member of a Director or an entity in which a Director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available from unrelated third parties or to employees generally.

To the extent that the Nominating and Corporate Governance Committee, or its Chair, needs additional information to make an informed decision regarding a proposed Related Person Transaction, the Nominating and Corporate Governance Committee, or its Chair, may consult with Management of the Company or other members of the Board of Directors of the Company.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Lee C. Stewart (Chair), Kathleen A. Dahlberg, Nicholas DeBenedictis and J. Robert Hall. No executive officer of the Company has served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a Director or member of the Compensation Committee of the Company.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2014, with the Company’s Management and its independent registered public accounting firm. The Company’s Management has advised the Audit Committee that such audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, certain matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees.” The Audit Committee has also discussed with Deloitte its independence from the Company and its Management. The Audit Committee has received a letter and written disclosures from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board, disclosing all relationships between Deloitte and its related entities and the Company. In addition to the information provided by Deloitte, the Audit Committee considered the level of non-audit and tax services provided by Deloitte in determining that it was independent.

Based on the review and discussions described above, the Audit Committee has recommended to the Company’s Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Richard C. Ill (Chair)

Bruce Brown

Kathleen A. Dahlberg

Ronald J. Naples

Richard L. Smoot

Additional Information

Annual Report on Form 10-K

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, are being mailed to shareholders with this proxy statement. A shareholder may obtain a copy of the Annual Report without charge by writing to: Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401. The 10-K, proxy statement and Annual Report can also be obtained through our website, www.glatfelter.com.

Other Business

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by shareholders, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

“Householding”

The Company is permitted by SEC regulations to deliver a single Annual Report or proxy statement to any household at which two or more registered shareholders have the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders. This is known as “householding” and is intended to save the cost of delivering multiple duplicate copies of the proxy materials to the same address. The Company will continue to include a separate proxy card for each registered shareholder account.

The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 520, York, PA 17401, or call us at (717) 225-2719, if the shareholder (1) wishes to receive a separate copy of an Annual Report or proxy statement for this Meeting; (2) wishes to receive separate copies of those materials for future meetings; or (3) is sharing an address and wishes to request delivery of a single copy of Annual Reports or proxy statements if the shareholder is now receiving multiple copies of Annual Reports or proxy statements.

Appendix A

P. H. GLATFELTER COMPANY

MANAGEMENT INCENTIVE PLAN

(as Amended and Restated, Effective as of January 1, 2015)

Purpose of the Plan

The purpose of the Management Incentive Plan (hereinafter called the “Plan”) is to advance the interests of the P. H. Glatfelter Company and its shareholders by providing incentives to key employees with significant responsibility for the success and growth of the Company. The Plan is designed to: (i) promote the attainment of the Company’s significant business objectives; (ii) encourage and reward management teamwork across the entire Company; and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.

Effective Date

This Plan was originally established effective January 1, 2005. The Plan was amended and restated effective January 1, 2008 to conform its provisions to the requirements of Section 409A of the Code and the final regulations thereunder and was further amended and restated effective as of January 1, 2010. The Plan is amended and restated effective as of January 1, 2015, subject to shareholder approval of the amended and restated Plan (the “2015 Plan Effective Date”). The 2015 Plan restatement applies to awards made on or after the 2015 Plan Effective Date.

Definitions

For the purpose of the Plan, the following definitions shall apply:

“Board” means the Board of Directors of the Company.

“Change in Control” means:

(i)	The acquisition, directly or indirectly, other than from Glatfelter, by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (excluding, for this purpose, Glatfelter, its subsidiaries, and any employee benefit plan of Glatfelter or its subsidiaries) (a “Third Party”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of Glatfelter’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease in any 12 month period for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Glatfelter’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote shall be, for purposes of this Plan, an Incumbent Director, but excluding for this purpose, any such person whose initial election as a member of the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Third Party other than the Board; or

(iii)	Consummation of (a) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of Glatfelter immediately prior to such reorganization, merger or consolidation (other than the surviving entity) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors, or (b) a liquidation or dissolution of Glatfelter or the sale of all or substantially all of the assets of Glatfelter (whether such assets are held directly or indirectly) to a Third Party.

The Committee may provide for another definition of Change in Control with respect to a particular award if necessary or appropriate to comply with Section 409A of the Code or as the Committee otherwise deems appropriate.

“Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

“Committee” means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan, in each case which shall be comprised solely of two or more “outside Directors” (as defined under Section 162(m) of the Code and the regulations promulgated thereunder).

“Company” means P. H. Glatfelter Company and any subsidiary entity or affiliate thereof.

“Glatfelter” means P. H. Glatfelter Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Participant” means any person who has satisfied the eligibility requirements set forth in “Participation in the Plan,” below, and who has been selected to participate in the Plan by the Committee.

“Performance Goal” means, in relation to any Performance Period, the level of performance that must be achieved with respect to a Performance Measure.

“Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization (“EBITDA”) or some variation thereof, or earnings reflecting the elimination of the impact of certain specified non-core sources, such as pension income or expense and gains or losses from asset dispositions, acquisition and integration related costs); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt, net debt, debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record; stock price; return on equity; total shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification and (with respect to awards that are not intended to be performance-based awards under Section 162(m) of the Code) other non-financial operating and management performance objectives. The Committee may determine that certain adjustments shall apply, in whole or in part, in such manner as specified by the Committee, to exclude the effect of any of the following events that occur during a Performance Period, provided that if an award is intended to constitute performance-based compensation within the meaning of Section 162(m) of the Code, such adjustments shall be applied consistent with the requirements of that Code section and tax regulations thereunder: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting standards or principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs, including but not limited to reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to shareowners for the applicable year.

“Performance Period” means, in relation to any award, the calendar year or other period (not exceeding three years) for which performance is being calculated.

“Total and Permanent Disability” means: (1) if the Participant is insured under a long-term disability insurance policy or plan which is paid for by the Company, the Participant is totally disabled under the terms of that policy or plan; or (2) if no such policy or plan exists, the Participant shall be considered to be totally disabled as determined by the Committee.

“Retirement” means termination of employment upon or after the Participant attains (i) age 65 or (ii) age 55 with a minimum of 10 years of service with the Company.

Administration of the Plan

The management of the Plan shall be vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan shall be subject to the provisions of the Committee’s Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board. The Committee may, with respect to Participants for whom awards are not intended to be performance-based compensation subject to Section 162(m) of the Code, delegate such of its powers and authority under the Plan to the Company’s officers as it deems necessary or appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Goals and Performance Measures) and determine whether the Performance Goals applicable to any Performance Measures for any awards have been achieved. The Committee shall have full authority and discretion to determine whether a specific award shall be intended to be performance-based compensation under Section 162(m) of the Code, and the Committee shall have no obligation to make awards that are intended to be performance-based compensation under Section 162(m) of the Code.

The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. The Committee is authorized to interpret the Plan, to adopt administrative rules, procedures, regulations, and guidelines for the Plan (including without limitation procedures for the exercise of its discretion to determine whether Performance Goals have been met and/or to reduce the amount of awards as set forth below in “Incentive Compensation Awards”), and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. Notwithstanding any provision of the Plan to the contrary, if an award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

Participation in the Plan

Participation in the Plan is limited to officers and key employees of the Company who have significant responsibility for corporate, business segment or facility-based operations and who are selected by the Committee for participation in the Plan. Nothing herein contained shall be construed as giving any employee the right to participate in the Plan.

Incentive Compensation Awards

The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant will earn cash compensation. The amount of a Participant’s award may be based on a percentage of such Participant’s salary or such other methods as may be established by the Committee. Each award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the award and the Performance Goals to be achieved.

In no event may an award paid under the Plan to any Participant with respect to any calendar year within a Performance Period exceed USD $3,500,000 (the “individual limit”). For the avoidance of doubt, if a Performance Period consists of more than one calendar year, the individual limit shall be multiplied by the number of calendar years in the Performance Period to determine the aggregate limit for the Performance Period.

With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award shall be conditioned upon the Company’s achievement of one or more pre-established Performance Goals with respect to the Performance Measures established by the

Committee and shall satisfy the requirements for performance-based compensation under Section 162(m) of the Code, including the requirement that the achievement of the Performance Goals be substantially uncertain at the time they are established and that the Performance Goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met.

With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, no later than 90 days after the beginning of the applicable Performance Period, the Committee shall establish in writing the Performance Goals, Performance Measures and the amounts or objective methods for computing the amounts of compensation which will be payable under the Plan to each Participant if the Performance Goals established by the Committee are attained; provided however, that for a Performance Period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the Performance Period.

At the time the Committee determines the Performance Goals and Performance Measures for a Performance Period, in addition to establishing minimum Performance Goals below which no compensation shall be payable pursuant to an award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the Performance Goals have been achieved.

The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions shall be established no later than the date the Committee determines the Performance Goals and Performance Measures for a Performance Period. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, a vesting requirement of continued employment by the Participant until a date which may be beyond the end of a Performance Period, and/or the achievement of specified performance goals by the Company, business unit or Participant.

Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of this Plan to the contrary, the Committee shall not use its discretionary authority, with respect to any award that is intended to be performance-based compensation under Section 162(m) of the Code, to increase, directly or indirectly, the amount of a payment to any individual above which it would be based on the pre-established Performance Goals in the absence of such exercise of discretion.

Payment of Individual Incentive Awards

Except as otherwise provided below with respect to permitted deferrals or awards paid in connection with death, Total and Permanent Disability or Change in Control, awards shall be paid as promptly as practicable (but in no event later than 2 1/2 months after the close of the fiscal year in which the Performance Period ends) after the Company’s certified public accountants have completed their examination of the Company’s year-end consolidated financial statements. For awards that are intended to be performance-based compensation under Section 162(m), except as otherwise provided below with respect to death, Total and Permanent Disability or Change in Control, no payment shall be made unless the Committee has certified in writing the extent to which the applicable Performance Goals and any other material terms have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made shall be treated as written certification.

Notwithstanding the immediately preceding paragraph, in the event the Committee had, at the time the award was granted, imposed a vesting requirement of continued employment until a specified date before the award can be paid, the award shall be paid as soon as practicable after the last to occur of (i) the payment date described in the immediately preceding paragraph or (ii) the vesting date, but in no event later than 2 1/2 months following the close of the fiscal year in which the later of (i) or (ii) occurs.

Unless otherwise determined by the Committee, Participants who have terminated employment with the Company prior to the end of a Performance Period for any reason other than death, Retirement or Total and Permanent Disability shall forfeit any and all rights to payment under any awards then outstanding under the terms of the Plan and shall not be entitled to any cash payment for such period.

Unless otherwise determined by the Committee, if a Participant’s employment with the Company should terminate during a Performance Period by reason of death, Retirement or Total and Permanent Disability, the Participant’s award shall be prorated to reflect the period of service prior to his or her death, Retirement or Total and Permanent Disability, and shall be paid either to the Participant or, as appropriate, the Participant’s estate. The Committee may also provide for payment of a prorated or other award in the event a Participant’s employment is terminated by the Company without cause or under other circumstances as the Committee deems appropriate.

The Committee may determine that awards for a Performance Period will be paid without regard to attainment of applicable Performance Goals and Performance Measures at the time of termination of employment, with respect to awards that are not intended to be performance-based awards under Section 162(m) of the Code or with respect to awards payable in connection with death, Total and Permanent Disability or Change in Control. Except for awards payable in connection with death, Total and Permanent Disability or Change in Control, no award that is intended to be performance-based compensation under Section 162(m) of the Code (including a prorated award) shall be paid in the absence of the Committee’s certification that the applicable Performance Goals and Performance Measures have been met.

Notwithstanding the foregoing, in the event that a Change in Control occurs during a Performance Period, the Committee may take such actions as it deems appropriate, including determining that awards for part or all of the Performance Period will be paid without regard to attainment of applicable Performance Goals and Performance Measures, consistent with the terms of any individual change in control employment agreement, where applicable. The Committee may provide for payment of full or prorated awards at the time of the Change in Control.

In all events, awards shall be paid no later than 2 1/2 months following the close of the fiscal year in which the award vests (i.e. is no longer subject to a substantial risk of forfeiture), consistent with the short-term deferral exception of Section 409A of the Code.

Permitted Deferrals

The Committee may permit Participants to elect to defer the payment of awards under the Plan. Any deferral election shall be subject to such rules and procedures as shall be determined by the Committee consistent with the requirements of Section 409A of the Code.

Amendment or Termination of the Plan

While the Company intends that the Plan shall continue in force from year to year, the Company reserves the right by action of its Board of Directors, or the Committee, to amend, modify or terminate the Plan, at any time; provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid.

Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A of the Code, regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan.

Rights Not Transferable

A Participant’s rights under the Plan may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary, or in the absence of such a designation, by will or by the laws of descent and distribution.

Funding

The Plan is not funded and all awards payable hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

Withholdings

The Company shall have the right to withhold from any awards payable under the Plan or other wages payable to a Participant such amounts as are sufficient to satisfy federal, state and local tax withholding obligations arising from or in connection with the Participant’s participation in the Plan and such other deductions as may be authorized by the Participant or as required by applicable law.

No Employment or Service Rights

Nothing contained in the Plan shall confer upon any Participant any right with respect to continued employment with the Company (or any of its affiliates), nor shall the Plan interfere in any way with the right of the Company (or any of its affiliates) to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant’s employment for any reason.

Other Compensation Plans

Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for employees of the Company. No Participant shall have a guaranteed right to any discretionary bonus as a substitute for an award under this Plan in the event that the Performance Goals established under this Plan are not met or in the event that the shareholders fail to approve the Plan.

Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of law provisions.

Company Policies

All awards under this Plan shall be subject to any applicable clawback or recoupment policies, insider trading policies, and other policies that may be implemented by the Board from time to time.

Section 409A

The Plan is intended to comply with the short-term deferral rule set forth in the regulations under Section 409A of the Code, in order to avoid application of Section 409A to the Plan. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, this Plan shall be administered so that such payments are made in accordance with the requirements of Section 409A of the Code.

Pursuant to authority granted to William T. Yanavitch II, Senior Vice President of Human Resources and Administration, in resolutions of the Board of Directors adopted, the foregoing amended and restated Management Incentive Plan is adopted this 26th day of February, 2015, to be effective as of January 1, 2015, subject to approval by the Company’s shareholders, which is expected to be on May 7, 2015.

P. H. GLATFELTER COMPANY

By: /s/ William T. Yanavitch II William T. Yanavitch II, Senior Vice President of Human Resources and Administration

Admission Ticket

P. H. GLATFELTER COMPANY
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 6, 2015.

Vote by Internet

• Go to www.investorvote.com/glt

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:						CUMULATIVE VOTING:		+
						Director Nominees	Number of Votes
☐	Mark here to vote FOR all nominees	☐	01 - Bruce Brown	☐	06 - Richard C. Ill

01 - Bruce Brown

02 - Kathleen A. Dahlberg

03 - Nicholas DeBenedictis

04 - Kevin M. Fogarty

05 - J. Robert Hall

06 - Richard C. Ill

07 - Ronald J. Naples

08 - Dante C. Parrini

09 - Lee C. Stewart

Total Votes Cast

Votes FOR Votes FOR Votes FOR Votes FOR Votes FOR Votes FOR Votes FOR Votes FOR Votes FOR
☐	Mark here to WITHHOLD vote from all nominees	☐	02 - Kathleen A. Dahlberg	☐	07 - Ronald J. Naples
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	03 - Nicholas DeBenedictis	☐	08 - Dante C. Parrini
		☐	04 - Kevin M. Fogarty	☐	09 - Lee C. Stewart
		☐	05 - J. Robert Hall

		For	Against	Abstain
☐

CUMULATIVE VOTING: If you desire to allocate your votes to individual nominees on a cumulative basis, as explained on page 4 in the Proxy Statement, mark the CUMULATIVE VOTING box and indicate the number of votes that you would like to cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times 9. NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail.

	2. Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015.	☐	☐	☐

3. Proposal to approve the P. H. Glatfelter Company Amended and Restated Management Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code, as described in and included as Appendix A to the Proxy Statement.

		☐	☐	☐
	4. Advisory approval of the Company’s executive compensation and pay practices.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

In voting by mail this section must be completed for your vote to be counted. Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

¢	1UPX	+
021HOC

2015 Annual Meeting Admission Ticket

Thursday, May 7, 2015 at 9:00 a.m.

York County Heritage Trust, Historical Society Museum

250 E. Market Street, York, PA 17403

Upon arrival, please present this admission ticket,

photo identification and any other required documents.

Driving Instructions to the York County Heritage Trust, Historical Society Museum, 250 E. Market Street, York, PA 17403:

From the South: Take I-83 North to Exit 15 (S. George Street - Business 83). Follow George St. into the Center Square of York (Market & George St. intersection). Make a right on Market St. and go 3 blocks to 250 E. Market on your right.

From the North: Take I-83 to Exit 22 (N. George Street). Follow George St. South to traffic light at Market St. Make a left on Market St. and go 3 blocks to 250 E. Market St. on your right.

From the East: Take Route 30 West and make a left onto George Street (just past I-83) and follow directions from the North above.

From the West: Take Route 462 (W. Market Street) from Route 30. Follow Market Street into town to 250 E. Market St. on your right.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 2015.

P. H. Glatfelter Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders and the Annual Report for the year ended December 31, 2014, are available via the Internet at: www.glatfelter.com/about_us/investor_relations/sec_filings.aspx and also at www.investorvote.com/glt

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — P. H. GLATFELTER COMPANY	+

YORK, PENNSYLVANIA

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 2015, 9:00 A.M.

The undersigned shareholder of P. H. Glatfelter Company hereby appoints J. Robert Hall and Lee C. Stewart each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the York County Heritage Trust, Historical Society Museum, 250 E. Market St. York, PA 17403, on Thursday, May 7, 2015, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.

When properly executed, this proxy will be voted as directed herein. It is agreed that, if no direction is given or directed on the other side of this proxy card, said attorneys and proxies are appointed WITH authority to vote FOR the re-election of each of the directors listed and FOR proposals 2, 3 and 4.

(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)

(Continued and to be signed on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+